                                                                    Exhibit 10.1

================================================================================

        THIRD AMENDED AND RESTATED OUTSOURCING AND OPERATING AGREEMENT *

                         dated as of September 30, 2002

                                      among

                                 NOVATION, LLC,

                                    VHA INC.,

                      UNIVERSITY HEALTH SYSTEM CONSORTIUM,

               HEALTHCARE PURCHASING PARTNERS INTERNATIONAL, LLC,

                                       and

                                 NEOFORMA, INC.

================================================================================



_________________

* Confidential treatment requested: Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.    DEFINITIONS ......................................................     2

2.    NOVATION OBLIGATIONS .............................................     9

      2.1      Agency Relationship .....................................     9
      2.2      Novation Duties .........................................     9
      2.3      Certain Contracts .......................................    10

3.    NEOFORMA OBLIGATIONS .............................................    11

      3.1      Service .................................................    11
      3.2      Service Levels ..........................................    11
      3.3      Cooperation with Novation ...............................    11
      3.4      Employee Incentives .....................................    11
      3.5      Quality Assurance Program ...............................    12
      3.6      Notice of Materially Adverse Facts ......................    12
      3.7      Case Studies ............................................    12
      3.8      Supplier Sign-Up and Integration ........................    12

4.    THE MARKETPLACE ..................................................    13

      4.1      Maintenance of Marketplace ..............................    13
      4.2      Consultation ............................................    13
      4.3      Provision of Non-Contract Product Information ...........    13
      4.4      Provision of Contract Product Information ...............    13
      4.5      Independent Users .......................................    13
      4.6      Multiple Memberships ....................................    14
      4.7      User Registration .......................................    14
      4.8      Delivery and Order Fulfillment ..........................    14
      4.9      Removal of Products from the Marketplace ................    14
      4.10     Customized Marketplaces .................................    14
      4.11     Links ...................................................    15
      4.12     Reasonable Assistance ...................................    15

5.    NOVATION MARKETPLACE AND HPPI MARKETPLACE ........................    15

      5.1      Development .............................................    15
      5.2      Hosting .................................................    15
      5.3      Delivery and Order Fulfillment ..........................    15
      5.4      Display of Material .....................................    15
      5.5      Reports and Meetings ....................................    15
      5.6      Retained Contracts ......................................    16
      5.7      Marketing. ..............................................    16
      5.8      Neoforma Auction ........................................    16

6.    EXCLUSIVITY AND RIGHT OF FIRST OFFER .............................    17

      6.1      Novation, VHA, UHC and HPPI Exclusivity .................    17

      6.2      Neoforma Exclusivity ....................................    17
      6.3      Right of First Offer for Novation and Neoforma ..........    18
      6.4      First Offer for Non-Exclusive Services ..................    18

7.    LICENSES AND OWNERSHIP ...........................................    19

      7.1      Ownership of Marks ......................................    19
      7.2      Novation Marks ..........................................    19
      7.3      Neoforma Marks ..........................................    19
      7.4      VHA, UHC and HPPI Marks .................................    20
      7.5      Ownership of Neoforma Materials and Novation Materials ..    20
      7.6      Neoforma Materials ......................................    20
      7.7      Novation Materials ......................................    20
      7.8      Development of Tools ....................................    20
      7.9      Access License ..........................................    21

8.    FEES AND TAXES ...................................................    21

      8.1      Contract Product Transaction Fees .......................    21
      8.2      Revenue Sharing .........................................    22
      8.3.     Establishment of * ......................................    23
      8.4      Reporting and Payment of Novation Marketplace Transaction
               Fees and Revenue Sharing ................................    23
      8.5      * .......................................................    24
      8.6      Taxes ...................................................    25
      8.7      New Markets .............................................    25
      8.8      Product Returns .........................................    25
      8.9      Neoforma Auction and other non-GPO marketplaces .........    25
      8.10     Distribution or Licensing of Software and other
               Technology Solutions ....................................    25
      8.11     Other Expenses ..........................................    26

9.    TERM AND TERMINATION .............................................    26

      9.1      Initial Term ............................................    26
      9.2      Renewal and Extension of Term ...........................    27
      9.3      Termination for Cause ...................................    27
      9.4      Termination for Insolvency Events .......................    27
      9.5      Termination for Rejection in Bankruptcy .................    27
      9.6      Termination Upon Neoforma Change of Control .............    28
      9.7      Return of Materials .....................................    28
      9.8      Survival ................................................    28
      9.9      Termination Assistance Services .........................    28
      9.10     Third Party Products ....................................    30

10.   USER DATA ........................................................    31

      10.1     Registration ............................................    31

_______________

  * Confidential treatment requested.

      10.2     Transaction Database ....................................    31
      10.3     Member Data .............................................    31
      10.4     Aggregated Member Data ..................................    32
      10.5     Transaction Database ....................................    32
      10.6     License Grant of Information to Novation ................    32
      10.7     No Other Licenses or Use ................................    32
      10.8     Other Data ..............................................    33
      10.9     Neoforma Information ....................................    33

11.   SAFEGUARDING OF DATA; CONFIDENTIALITY ............................    33

      11.1     Novation Data ...........................................    33
      11.2     Confidentiality .........................................    34

12.   REPRESENTATIONS AND WARRANTIES ...................................    35

      12.1     Representations by Neoforma .............................    35
      12.2     Representations by Novation, VHA, UHC and HPPI ..........    36
      12.3     Warranty Disclaimer .....................................    38

13.   USE OF SUBCONTRACTORS ............................................    38

      13.1     Generally ...............................................    38
      13.2     Novation's Right to Revoke Approval .....................    38
      13.3     Continuing Responsibility ...............................    38
      13.4     Confidential Information ................................    38

14.   INSURANCE ........................................................    38

      14.1     Insurance ...............................................    38
      14.2     Proof of Insurance ......................................    39

15.   INDEMNITY ........................................................    39

      15.1     Neoforma Indemnity ......................................    39
      15.2     Novation Indemnity ......................................    40
      15.3     Infringement Claims .....................................    40
      15.4     Indemnity Procedures ....................................    41

16.   LIMITATION OF LIABILITY ..........................................    41

      16.1     Limitations .............................................    41
      16.2     Exceptions ..............................................    42
      16.3     Liquidated Damages ......................................    42

17.   AUDIT RIGHTS .....................................................    43

      17.1     General .................................................    43
      17.2     Frequency of Audits .....................................    44
      17.3     Auditors ................................................    44
      17.4     Record Retention ........................................    44
      17.5     Cooperation .............................................    44
      17.6     Overcharges .............................................    44

18.   DISPUTE RESOLUTION ...............................................    44

      18.1     Resolution of Disputes ..................................    44
      18.2     Negotiations and Escalation .............................    45
      18.3     Appointment of Arbitral Body ............................    45
      18.4     Qualifications of Arbitrator ............................    45
      18.5     Initiation of Arbitration and Procedures ................    45
      18.6     Procedures ..............................................    46
      18.7     Governing Law; Jurisdiction .............................    46
      18.8     Arbitration Award .......................................    46
      18.9     Cooperation of the Parties ..............................    47
      18.10    Costs ...................................................    47
      18.11    Judgment on the Award; Enforcement ......................    47
      18.12    Preservation of Equitable Relief; Third-Party
               Litigation ..............................................    47
      18.13    Continued Performance ...................................    48

19.   GUARANTY OF PERFORMANCE ..........................................    48

      19.1     VHA and UHC Guarantees ..................................    48
      19.2     VHA and UHC Waivers .....................................    48
      19.3     Scope of Liability ......................................    49
      19.4     Continued Performance by Neoforma .......................    50

20.   GENERAL PROVISIONS ...............................................    50

      20.1     No Waiver ...............................................    50
      20.2     Entire Agreement ........................................    51
      20.3     Publicity ...............................................    51
      20.4     Covenant of Good Faith ..................................    51
      20.5     Compliance with Laws and Regulations ....................    51
      20.6     Assignment; Successors and Assigns ......................    51
      20.7     Governing Law ...........................................    51
      20.8     Notices .................................................    52
      20.9     No Agency ...............................................    52
      20.10    Force Majeure ...........................................    53
      20.11    Interest ................................................    53
      20.12    Program Management ......................................    54
      20.13    Severability ............................................    54
      20.14    Counterparts ............................................    54
      20.15    Headings.................................................    54
      20.16    Section 365(n) Matters ..................................    54

EXHIBITS:

Exhibit A         Marks +
Exhibit B         Current Marks Usage Guidelines for Novation +
Exhibit C         Current Marks Usage Guidelines for Neoforma +
Exhibit D         Current Marks Usage Guidelines for VHA, UHC and HPPI +
Exhibit E         Reports and Other Information Requirements +
Exhibit F         Program Management +
Exhibit G         Minimum Fees
Exhibit H         *
Exhibit I         Target Fee Levels
Exhibit J         2002 Monthly * Schedule
Exhibit K         Current Functionality Roadmap
Exhibit L         Collaborative Marketing Agreement
Exhibit M         Collaborative Development Process
Exhibit N         Service Level Specifications

_______________

   + Exhibit filed previously and not included here
   * Confidential treatment requested.

                           THIRD AMENDED AND RESTATED
                       OUTSOURCING AND OPERATING AGREEMENT

     This Third Amended and Restated Outsourcing and Operating Agreement ("Agreement") effective as of September 30, 2002 (the "Effective Date"), by and among Neoforma, Inc., (formerly named Neoforma.com, Inc.) a Delaware corporation with offices at 3061 Zanker Road, San Jose, California 95134 ("Neoforma"), Novation, LLC, a Delaware limited liability company with offices at 125 East John Carpenter Freeway, Irving, Texas 75062 ("Novation"), Healthcare Purchasing Partners International, LLC, a Delaware limited liability company with offices at 125 East John Carpenter Freeway, Irving, Texas 75062 ("HPPI"), VHA Inc., a Delaware corporation with offices at 220 East Las Colinas Boulevard, Irving, Texas 75039-5500 ("VHA"), and University Health System Consortium, an Illinois corporation with offices at 2001 Spring Road, Suite 700, Oak Brook, Illinois 60523 ("UHC").

                                    RECITALS

     WHEREAS, Neoforma is a provider of Internet (as defined in Section 1) e-commerce services to the healthcare industry facilitating the sale, rental or lease of new and used equipment, products, supplies, services information and other content, and provides information regarding various healthcare facilities and equipment through its online offerings and programs;

     WHEREAS, VHA and UHC are organizations whose patrons are hospitals and healthcare providers, who view e-commerce as an essential part of their cooperative purchasing programs on behalf of their patrons for the future and who desire to more fully develop the services they render to their patrons through this Agreement;

     WHEREAS, VHA and UHC together own all the ownership interests in Novation and HPPI;

     WHEREAS, Novation is a contracting agent that develops and delivers supply chain management agreements, programs and services on behalf of VHA and UHC and their patrons;

     WHEREAS, HPPI is a GPO that serves healthcare organizations that are not members of VHA and UHC and other GPOs and which develops and delivers supply-chain management programs and services to such healthcare organizations;

     WHEREAS, the parties wish to establish a long-term, global relationship to enable the parties to achieve increased efficiency and cost savings through Internet-based technology and pursuant to which (i) Neoforma will develop and manage the Novation Marketplace and HPPI Marketplace (as defined in Section 1), e-commerce web sites for the benefit of the members of VHA and UHC, the associated healthcare organizations of HPPI and for the benefit of other users unaffiliated with VHA, UHC or HPPI, (ii) Novation will serve as the contracting agent for Neoforma by recruiting, contracting with and managing relationships with healthcare equipment manufacturers and service suppliers on Neoforma's behalf and (iii) VHA and UHC will provide marketing support for the Novation Marketplace and HPPI Marketplace, guarantee Novation's obligations to the extent provided under this Agreement and enter into the exclusivity provisions hereunder;

     WHEREAS, the Parties have previously entered into an Outsourcing and Operating Agreement (the "Original Outsourcing and Operating Agreement"), dated as of March 30, 2000 (the "Original Effective Date"), and have also previously entered into an amended and restated Outsourcing and Operating Agreement, dated as of May 24, 2000 (the "First Amended and Restated Outsourcing and Operating Agreement"), a second amended and restated Outsourcing and Operating Agreement, dated as of January 1, 2001 (the "Second Amended and Restated Outsourcing Agreement"), and a first amendment to the Second Amended and Restated Outsourcing Agreement, dated as of July 1, 2001 (the "First Amendment"), and each Party desires to amend and restate the Second Amended and Restated Outsourcing and Operating Agreement and the First Amendment as set forth herein; and

     WHEREAS, in consideration for the services initially agreed to be provided by VHA and UHC pursuant to the Original Outsourcing and Operating Agreement and the First Amended and Restated Outsourcing and Operating Agreement, Neoforma issued to VHA and UHC shares of, and warrants to purchase, common stock of Neoforma.

     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below. Other capitalized terms shall have the meanings set forth elsewhere in this Agreement.

     "Adjusted Gross Transaction Value(s)" means, with regard to a confirmed purchase, rental or lease on the Novation Marketplace or HPPI Marketplace, the * which are related to the Product purchased, rented or leased.

     "Affiliate(s)" means, with respect to a specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified person. Neoforma, on the one hand, and Novation, VHA and/or UHC, on the other hand, shall not be Affiliates.

     "Aggregated Member Data" means all or any of an aggregate of the Information relating to any two or more Members.

     "API(s)" means language and messaging formats, in human and computer readable form, that define how programs interact with an operating system, a database, with functions in other programs, with communication systems, or with hardware drivers.

__________________________

   * Confidential treatment requested.

     "Blinded Aggregated Data" means aggregated data which does not contain information sufficient to identify any individual Supplier, Member or User or any Member Data, that is derived from transactions of Users of a Customized Marketplace, at least * of which shall come from non-Member Users.

     "Contract Product(s)" means any Product that is part of the Novation Contract Portfolio and available on the Novation Marketplace or the HPPI Marketplace.

     "Customized Marketplace(s)" means a Marketplace specifically for and accessible only to members of a particular GPO or its members, and includes, but is not limited to, the Novation Marketplace and the HPPI Marketplace.

     "EDI Standards" means, the standard format for Electronic Data Interchange
(EDI) generally accepted and used in North America, as may change from time to time.

     "Expected Transaction Fees" means all amounts of Novation Marketplace Transaction Fees expected to be paid by a Supplier during the period commencing on the applicable * or *, as the case may be, up to and including * of such Supplier. Such Expected Transaction Fees shall be calculated with respect to each Supplier by multiplying (i) the * sales, rentals and leases of * (as evidenced by the most recent *) and * (as evidenced by reasonable supporting documentation provided to Neoforma by Novation) by * that were * prior to the applicable * or *, as the case may be, and that processed transactions with the applicable * through the Novation Marketplace during the preceding *, by (ii) the applicable * for sales, rentals and leases of * and * as defined in the agreement between Neoforma and such Supplier. In order to calculate the * Expected Transaction Fees, the resulting number is then multiplied by a fraction, the numerator of which is * for the first * days subsequent to the *,
* for the second * days, * for the third * days, and * thereafter, and the denominator of which is *. By way of example, if (A) as of a certain *, healthcare organizations (as described above) representing * in annual purchases of * and * from the applicable Supplier in the preceding * were processing transactions through the Novation Marketplace, and (B) such Supplier was obligated to pay a Novation Marketplace Transaction Fee of * with respect to such transactions through the Novation Marketplace, then in the first * days following such *, * would be multiplied by *, and the resultant number of * would be multiplied by the quotient of * and *, or *, to calculate a * Expected Transaction Fee of *.

     "Functionality Roadmap" means each proposed plan for development and implementation of new and updated functionality specifications for the Novation Marketplace or HPPI Marketplace, as may be agreed and amended from time to time by and between Novation and Neoforma in signed writings in accordance with
Section 5.1.

     "GAAP" means United States generally accepted accounting principles as in effect at the time of the application thereof.

__________________________

   * Confidential treatment requested.

     "GPO(s)" means any entity in the United States that meets the definition of a "Group Purchasing Organization" as set forth in 42 CFR Section 1001.952(j), and any entity outside the United States performing a similar function.

     "Gross Revenue" means, with respect to Novation's responsibility to pay Neoforma any * pursuant to Section 8.1, the aggregate of (i) the marketing fees and other revenue recognized by VHA and the administrative fees and other revenue recognized by UHC pursuant to Novation-related agreements with suppliers and distributors and (ii) revenue recognized by Novation pursuant to Sections 8.2, 8.9 and 8.10, less any revenues recognized from HPPI and amounts related to purchases made through VHA's Care Continuum Program and any substantially similar program operated by UHC.

     "High-Volume Supplier" means a Supplier whose sales of Products from the Novation Contract Portfolio (whether purchased through the Novation Marketplace or otherwise) are at least * annually as evidenced by the * during the preceding 12-month period.

     "HPPI Marketplace" means a Customized Marketplace accessible only to HPPI Members.

     "HPPI Member(s)" means, at any date, those organizations acting as purchasers, renters or lessees in their respective markets that are associates of HPPI and to which HPPI provides procurement related services, cost management programs and other services.

     "Information" means the information and data maintained by Neoforma in the Transaction Database, which shall include, at minimum, (i) any and all information and data collected, developed and/or stored by Neoforma relating to Members and (ii) any and all information and data relating to use of or transactions on the Novation Marketplace by Members.

     "Intellectual Property Rights" means all copyrights, patents, trade names and trademarks (in each of the preceding cases, whether registered or not) and trade secrets and other intellectual property rights of a person.

     "Integration" means the integration of the current system of a Supplier or Member, as applicable, with the Novation Marketplace or HPPI Marketplace such that such Supplier or Member, as the case may be, may (i) conduct transactions through the Marketplace or send or receive Supply Chain Data regarding such transactions, (ii) solely in the case of a Supplier that conducts transactions through a distributor integrated with the Marketplace whose data Neoforma is contractually permitted to share with other Users, access information regarding transactions, or (iii) solely in the case of a Supplier that conducts transactions through a distributor which is not integrated with the Novation or HPPI Marketplace, publish Supplier's product catalog data on the Novation or HPPI Marketplace.

__________________________

   * Confidential treatment requested.

     "Internet" means the public, global network of computer networks and individual computers constantly connected using standardized communications protocols, specifically TCP/IP or any successor protocol thereof.

     "Marketplace" means the Novation Marketplace, HPPI Marketplace, all Customized Marketplaces and all other Neoforma web sites.

     "Material(s)" means information on equipment, products, supplies or services, including, without limitation, product availability and pricing information, provided to Neoforma for display to Users of the Novation Marketplace or HPPI Marketplace.

     "Member(s)" means, at any date, those organizations that are (i) patrons or members of VHA or UHC, or are associated therewith, or (ii) HPPI Members, and in each case, that are listed in an electronic file supplied to Neoforma and updated periodically by Novation.

     "Member Data" means any and all Transaction Database information relating to a specific Member.

     "Neoforma Auction" means Neoforma's auction services offered on the Marketplace.

     "Neoforma Change of Control" means the occurrence of any of the following:

     (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Neoforma and its subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than Novation or any of its Affiliates;

     (b) the adoption by the Board of Directors of Neoforma of a plan relating to the liquidation or dissolution of Neoforma;

     (c) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than Novation or any of its Affiliates, becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the capital stock of Neoforma, measured by voting power or economic interest rather than number of shares;

     (d) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that the beneficial owners (as defined above) of the capital stock of Neoforma immediately prior to such transaction or transactions cease to be the beneficial owners of at least 50.1% of the capital stock, measured by voting power or economic interest rather than number of shares, of the surviving or resulting entity of such transaction or transactions; or

     (e) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Neoforma (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Neoforma was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease to constitute a majority of the directors then in office.

     "Neoforma Information" means Information received from non-Members.

     "Neoforma Materials" means Materials provided by Neoforma and displayed on and available to Users of a Marketplace but shall not include the Novation Materials.

     "Non-Contract Product" means any Product available through a Customized Marketplace that is not part of the Novation Contract Portfolio or any other GPO-specific contract portfolio.

     "Novation Contract Portfolio" means a catalog of all Products and Novation Materials that will appear on the Novation Marketplace or the HPPI Marketplace, for which Novation has contracted, for the benefit of the Members.

     "Novation Competitor" means any person that, at the time of determination, would reasonably be considered to be (i) a competitor of Novation or (ii) a competitor of any Member.

     "Novation Marketplace" means a Customized Marketplace accessible only to members of VHA, UHC or HPPI, which may include Contract and Non-Contract Products.

     "Novation Marketplace Transaction Fee(s)" means fees to be paid by Suppliers to Neoforma in respect of (i) transactions occurring "on the Novation Marketplace" or (ii) processing Supply Chain Data; excluding fees associated with Neoforma Auction. For the purposes of this definition "on the Novation Marketplace" means the initiation or confirmation of a transaction is captured through the Novation Marketplace.

     "Novation Materials" means Materials provided by Novation or by Novation Suppliers to Neoforma for display to Users of a Customized Marketplace, including to Members on the Novation Marketplace.

     "Novation Suppliers" means suppliers, manufacturers or distributors that provide equipment, products, supplies, services, information and other content for sale, rental or lease through the Novation Marketplace and HPPI Marketplace under the Novation Contract Portfolio.

     "Party" means each of Neoforma, Novation, HPPI, VHA and UHC and any other person who becomes a signatory to this Agreement, unless the context requires otherwise.

     "Patron(s)" means a person who is entitled to receive a patronage refund from VHA or UHC.

     "Person" means a natural person, corporation, partnership (limited or general), limited liability company, business trust or other entity.

     "Product(s)" means equipment, products, supplies, services, information and other content provided by Suppliers and available for purchase, rental or lease by Users through a Marketplace.

     "Remote Order Entry" means the ability of Users, including, without limitation, persons outside of central purchasing/materials management departments to create requisitions and to have such requisitions turned into valid orders in accordance with the protocol agreed to by the Novation Marketplace and the User.

     "Retained Contract(s)" means those product or service contracts of VHA or UHC that have not been transferred to Novation and which the Members may have access to because they are Members in VHA or UHC.

     "Service(s)" means the services to be provided hereunder by Neoforma.

     "Service Level(s)" means the objective criteria establishing the level of Neoforma's required performance of the Services under this Agreement.

     " * " has the meaning specified in Section 8.1.2

     "Sign-up" (also "Signs-up" and "Signed-up") means for a party to enter into a contractual relationship with a Supplier to enable all or any portion of that Supplier's equipment, products, supplies, services, information and other content to be displayed on a Customized Marketplace.

     "Supplier(s)" means suppliers, manufacturers or distributors that provide Products and Materials for display, sale, rental or lease, including, without limitation, High-Volume Suppliers pursuant to an agreement allowing participation on the a Customized Marketplace.

     "Supplier Integration Deadline" means the later of: (i) * days following the date on which a Supplier is Signed-up; or (ii) the * specified in the contract between the Supplier and Neoforma, as either may be adjusted pursuant to Section 3.8.2.

     "Supply Chain Data" means information for use by Members and Suppliers regarding the purchase, rental or lease of a Product by a Member who has signed a Member participation
___________________________

   * Confidential treatment requested.

agreement with Neoforma to participate in the Novation Marketplace or HPPI Marketplace, whether the * is conducted * or *. For the purposes of this definition * means the *, and * means *.

     "Supply Chain Data Transaction Value(s)" means the * , relating to each purchase, rental or lease of a Product *, but for which Neoforma processes Supply Chain Data. For the purposes of this definition * means the *.

     "Supply Chain Management Services" means (i) with respect to Novation, VHA and HPPI, operations and activities related to the evaluation, bidding, negotiation, contracting, administering, marketing, distribution, sale, acquisition or disposal of equipment, products, supplies, services, information and other content by healthcare organizations from third parties and (ii) with respect to UHC only, operations and activities related to the evaluation, bidding, negotiation, contracting, administering, marketing, distribution, sale, acquisition or disposal of equipment, products, supplies and services by healthcare organizations from third parties, and in the case of each of clause
(i) and (ii), including operations and activities directly related to Neoforma Auction. Notwithstanding the generality of the foregoing, and with respect to UHC only, Supply Chain Management Services do not include outsourcing, consulting, information technology products and services (unless related to equipment or supplies), financial products and services, insurance products and services, education and networking and communication products and services.

     "Target Fee Levels" has the meaning specified in Section 8.2.1 of this Agreement.

     "Tool(s)" means a program, utility or user interface that helps the user of the program, utility or user interface analyze or search for data.

     "Transaction Data" means the data maintained by Neoforma on the Transaction Database.

     "Transaction Database" means any and all means used to store Information.

     "Transaction Fee(s)" means fees to be paid by each Supplier pursuant to its agreement with Neoforma for participation on the Novation Marketplace or the HPPI Marketplace.

     "User(s)" means all Members and other users of a Customized Marketplace, including, without limitation, participating healthcare organizations, GPOs or other registered users that do not act as Suppliers.

_____________

* Confidential treatment requested

2.   NOVATION OBLIGATIONS

     2.1 Agency Relationship. Neoforma hereby appoints Novation to act as Neoforma's agent to Sign-up Suppliers for the Novation Marketplace and HPPI Marketplace, and Novation accepts such appointment, for the principal purpose of facilitating e-commerce purchases by the patrons of VHA and UHC and by others.

     2.2 Novation Duties. In connection with Novation's appointment as agent under Section 2.1, Novation will perform the following obligations:

           2.2.1 Neoforma and Novation shall meet to discuss and mutually agree upon certain commercially reasonable negotiating parameters within which Novation may negotiate with Suppliers without seeking Neoforma's approval. While within such parameters, Novation may negotiate with and Sign-up any Supplier and obtain any terms and conditions that in Novation's reasonable discretion are consistent with its obligations under this Agreement. Novation agrees that if it wishes to conclude any agreement upon terms and conditions outside of the agreed upon negotiating parameters, or at Transaction Fee levels that are lower than the levels agreed upon by Neoforma and Novation under Section 2.5, it will seek Neoforma's prior consent, which consent shall not be unreasonably withheld or delayed. Novation shall use its diligent efforts to obtain favorable terms from each Supplier with whom it negotiates on behalf of Neoforma. Neoforma agrees, however, that Novation shall have no obligation to obtain the best terms and conditions available from any Supplier.

           2.2.2 Neoforma and Novation shall meet no less frequently than on a quarterly basis (or at any time that either Neoforma or Novation reasonably requests such a meeting) to review the then-current negotiating parameters. At such meetings, Neoforma and Novation shall in good faith review whether the negotiating parameters then in effect are market competitive and, if not, shall adjust so that they are market competitive. For the avoidance of doubt, the parties agree that "market competitive" shall mean that (i) Suppliers are reasonably likely to sign such agreement (after negotiation) or (ii) the negotiating parameters are commercially reasonable.

           2.2.3 Novation will provide to Neoforma promptly after the Sign-up of each Supplier agreement that Novation enters into on Neoforma's behalf, all information concerning such agreement that is necessary for Neoforma to fulfill its obligations thereunder.

           2.2.4 Novation will manage the Supplier relationships in respect of each Supplier that Novation Signs-up on Neoforma's behalf, and will use diligent efforts to facilitate favorable commercial relationships between Neoforma and such Suppliers.

           2.2.5 Novation shall make available a number of employees as will be necessary to perform Novation's agency obligations hereunder. No such employees will be required to devote their full time to providing such services hereunder.

           2.2.6 Novation and Neoforma shall cooperate to increase the number of Suppliers on the Novation Marketplace and HPPI Marketplace.

           2.2.7 Novation will reasonably cooperate with Neoforma to resolve performance problems with respect to any Supplier that it has Signed-up on Neoforma's behalf and who has become the subject of numerous User complaints. In the resolution of such issues, Novation will act solely as Neoforma's agent with respect to Suppliers, and Novation shall not be required to contact any Users.

           2.2.8 Subject to its obligations under Section 11.2, Novation will bring to Neoforma's attention, reasonably promptly after learning thereof, any fact that would reasonably be likely to materially adversely affect the Novation Marketplace or HPPI Marketplace, Neoforma or Users, including, without limitation, the institution of litigation against Novation or any Supplier.

           2.2.9 In connection with the negotiation of Supplier agreements, Novation will provide Suppliers with technical information and specifications provided by Neoforma to enable such Suppliers to effectively connect to and interface with the Novation Marketplace or HPPI Marketplace. Novation shall not independently negotiate or modify any aspects of Neoforma's technical specifications regarding a Marketplace without Neoforma's prior written consent.

           2.2.10 During or after development by Neoforma of any Customized Marketplace other than the Novation Marketplace or HPPI Marketplace, Neoforma and Novation shall discuss the feasibility and desirability for each party of Neoforma appointing Novation as its agent to Sign-up Suppliers for that Customized Marketplace. Should Novation wish to act as such agent, it shall obtain Neoforma's consent, which consent shall not be unreasonably withheld or delayed. The reasonableness of Neoforma's consent shall take into account, among other factors, the terms for such appointment, and the willingness of the Customized Marketplace to use Novation as its Agent.

           2.2.11 In performing its duties under this Section 2, Novation shall not be required to initiate or carry on litigation.

     2.3 Certain Contracts. For the avoidance of doubt, the parties agree that the contracts constituting the Novation Contract Portfolio or the Retained Contracts, as now or hereafter constituted, shall remain obligations of Novation, UHC or VHA, as the case may be, and shall not be transferred to, or assumed by, Neoforma in connection with this Agreement.

     2.4 Employee Incentives. No later than February 15, 2003 and by February 15 every year thereafter for the term of this Agreement, Novation shall develop and implement Novation employee compensation plans that will provide Novation employees with incentives to meet Functionality Roadmap delivery dates.

     2.5 Adjustment of Transaction Fees. Novation shall meet with Neoforma no less frequently than on a quarterly basis (or at any time that either Neoforma or Novation reasonably requests such a meeting) to review the Transaction Fees then in effect. At such meetings, Neoforma and Novation shall in good faith review whether the Transaction Fees then in effect are market competitive and, if not, shall adjust such Transaction Fees so that they are market competitive. For the avoidance of doubt, the parties agree that "market competitive" shall mean that (i) Suppliers are reasonably likely to agree to pay such fees at such time or (ii) such fees are competitive with similar Transaction Fees paid by suppliers in similar e-commerce or related industries. Until Neoforma and Novation have agreed upon a change to the Transaction Fees, as the case may be, the then-existing fees shall remain in effect.

3.   NEOFORMA OBLIGATIONS

     3.1 Service. Neoforma shall provide Services mutually agreed between Neoforma and Novation in the Functionality Roadmap. Neoforma and Novation anticipate that the Services will evolve and be modified or be enhanced over time to keep pace with technological advancements and improvements in e-commerce as specified in each Functionality Roadmap as agreed upon in accordance with the Collaborative Development Process set forth in Exhibit M. Once agreed upon, all modification to each Functionality Roadmap must be in writing and agreed to by the parties in writing.

     3.2 Service Levels. Neoforma shall provide such professional and technical personnel and other resources (including, without limitation, hardware, software, facilities, equipment and other assets) as shall be required to perform the Services in accordance with service levels set forth in Exhibit N and as shall otherwise be mutually agreed upon by the parties hereto and referred to as the "Service Level Specifications." Once agreed upon, all modifications to the Service Level Specifications must be in writing and agreed to by the parties in writing.

     3.3 Cooperation with Novation. Neoforma shall cooperate with Novation in the performance of Novation's agency obligations under Section 2.

     3.4 Employee Incentives. No later than February 15, 2003 and by February 15 every year thereafter for the term of this Agreement, Neoforma shall develop and implement employee compensation plans that will provide Neoforma employees with incentives to meet Functionality Roadmap delivery dates.

     3.5 Quality Assurance Program. Neoforma will administer a quality assurance program that has been mutually agreed to by Neoforma and Novation, among other things, to monitor Supplier performance and order confirmation for Products ordered by Users.

     3.6  Notice of Materially Adverse Facts. Subject to its obligations under
          Section 11.2, Neoforma will bring to the attention of each of Novation, VHA and UHC, reasonably promptly after learning thereof, any fact that would reasonably be likely to materially adversely affect the Novation Marketplace, the HPPI Marketplace or the Members, VHA, UHC or HPPI, including, without limitation, the institution of litigation against Neoforma or any Supplier.

     3.7 Case Studies. During each of the * through *, Neoforma shall on * basis (but in no event later than *) undertake to prepare * or more User case studies documenting the economic value that the Novation Marketplace and HPPI Marketplace has for each of Suppliers and Members. After calendar year *, such case studies shall be prepared by Neoforma from time to time as mutually agreed by Novation and Neoforma. In addition, during the Term, Neoforma shall measure * provided to Members and Suppliers by the Novation Marketplace and HPPI Marketplace. Each case study prepared by Neoforma will be sent to each of Novation, VHA, and UHC for the purpose of marketing the Novation Marketplace and HPPI Marketplace to other Suppliers and Members.

     3.8  Supplier Sign-Up and Integration.

          3.8.1 Neoforma and Novation shall meet within 30 days after the execution of this Agreement, and at each Cross-Functional Management Team Meeting thereafter, to establish a plan (i) to Sign-up additional Suppliers, (ii) to Integrate and make operational such Suppliers for receiving and confirming orders, and (iii) to eliminate the back-log of Suppliers, if any, that have been previously Signed-up but not yet Integrated.

          3.8.2 Neoforma shall complete the Integration and make operational for receiving and confirming orders, or delivering or receiving Supply Chain Data, for each Supplier that is Signed-up by the Supplier Integration Deadline. In the event that a *, then Neoforma shall *. Notwithstanding the foregoing, if (i) Neoforma does not *, as the case may be, (ii) such * is a result of that *, and (iii) prior to the 30th day before the applicable *, Neoforma (A) notifies Novation in writing of such
                 * and the likelihood

________________

   * Confidential treatment requested.

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

                 that such * by the applicable * and (B) reasonably demonstrates to Novation's reasonable satisfaction *, then *, as the case may be, will be * as the * day following the date of such *.

4.   THE MARKETPLACES

     4.1 Maintenance of Novation Marketplace and HPPI Marketplace. Neoforma shall use its best efforts to maintain the Novation Marketplace and HPPI Marketplace as a leading provider of e-commerce services to the healthcare industry.

     4.2 Consultation. Neoforma, Novation, VHA and UHC will consult regularly (but no less frequently than on a quarterly basis) to discuss the strategic direction of the Novation Marketplace and HPPI Marketplace, including the features and functions that would provide additional value to patrons and others.

     4.3 Provision of Non-Contract Product Information. The Suppliers will be responsible for providing Neoforma with Materials to be located on the Marketplaces in respect of all Non-Contract Products. Novation will review such Materials relating to the Non-Contract Products, subject to Neoforma providing Novation a methodology for previewing such Materials.

     4.4 Provision of Contract Product Information. Novation shall be responsible for providing Neoforma with pricing for Contract Products and any unique facts and summary sheets relating to such Contract Products that are prepared by Novation. The Suppliers will be responsible for providing Neoforma with all other information regarding such Contract Products. Subject to Neoforma providing to Novation a methodology for allowing Novation to preview Materials relating to Contract Products,Novation will review such information and determine that such information is reasonably accurate, prior to being loaded on the Novation Marketplace (e.g., correct pricing, product numbers, description, etc.).

     4.5 Independent Users. Prior to the date on which Neoforma concludes an agreement with a GPO (other than HPPI) having its own Supplier contracts (an "Independent GPO") who, as a condition to using a Marketplace, contractually requires Neoforma to act in a neutral manner, Neoforma shall refer any User who requests access to a Customized Marketplace (other than a Member entitled to use the Novation Marketplace) to the HPPI Marketplace. After the date on which an Independent GPO is on the Marketplace, if a User (other than a Member entitled to use the Novation Marketplace) approaches Neoforma requesting access to a Customized Marketplace, Neoforma shall act in a neutral manner with regard to such User and shall not be required to recommend or otherwise refer such User to any specific part of the Marketplace, including the HPPI Marketplace or the Novation Marketplace. Notwithstanding the preceding sentence, Neoforma will

__________________

   * Confidential treatment requested.

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

           at all times feature the HPPI Marketplace at least as prominently on the Marketplace as any other Customized Marketplace.

     4.6 Multiple Memberships. If a Member is also a member of any other GPO that has a Customized Marketplace on the Marketplace, that Member will have access to all of the Marketplace, including the Novation Marketplace or HPPI Marketplace, as the case may be, and the applicable Customized Marketplace. Members who are also Users of Customized Marketplaces will have access rights to the Novation Marketplace or the HPPI Marketplace equal to those of Members that do not belong to Customized Marketplaces. Notwithstanding the foregoing, Neoforma shall provide favorable view and framing in respect of the Novation Contract Portfolio to any Member accessing the Marketplace.

     4.7 User Registration. Upon implementation of the Novation Marketplace, Neoforma, with Novation's assistance, will develop a Tool to register Members on the Novation Marketplace and HPPI Marketplace. Neoforma will require Members to create and use passwords as a necessary condition to accessing the Novation and HPPI Marketplace. Neoforma shall be responsible for keeping the Novation Marketplace registry and the HPPI Marketplace registry current and for not allowing access to such Marketplaces by unauthorized Users.

     4.8 Delivery and Order Fulfillment. Neoforma will notify Suppliers and provide Suppliers access to the Transaction Database for sales, rentals and leases of Products by such Suppliers, in a form and format mutually agreed upon by Neoforma and Suppliers and to the extent set forth in the Functionality Roadmap.

     4.9 Removal of Products from the Novation Marketplace and HPPI Marketplace. With regard to Non-Contract Products, Neoforma shall remove Product listings from the Novation Marketplace and HPPI Marketplace promptly after determining that the appearance of such Products will, or is reasonably likely to, result in liability to Neoforma, Novation, HPPI, VHA, UHC or any Users. Upon such removal, Neoforma will promptly notify Novation of such action and the reasons therefore. With regard to Contract Products, Neoforma shall notify Novation promptly after becoming aware of any problems with a Contract Product or that any such Contract Product will, or is reasonably likely to, result in liability to Neoforma, Novation, HPPI, VHA, UHC or any Users. In addition and at the same time, Neoforma shall provide to Novation all information of which it is aware regarding the problems with such Contract Product. Neoforma will obtain Novation's prior written consent, prior to taking any action to remove such Contract Product listing from the Novation Marketplace and HPPI Marketplace.

     4.10 Customized Marketplaces. In accordance with the Functionality Roadmap to be agreed upon, Neoforma may create Customized Marketplaces and other customized sites for the use and benefit of Users on the Customized Marketplace. Neoforma will not intentionally create Customized Marketplaces for the purpose of evading fees owed to Novation under Section 8 of this Agreement.

     4.11 Links. The parties will establish and maintain hypertext links from the Novation web site, HPPI web site, VHA web site and UHC web site to the Novation Marketplace and HPPI Marketplace. Each of Novation, HPPI and Neoforma will use reasonable efforts to ensure that the respective links that each party maintains linking Novation, HPPI and Members to the Novation Marketplace and HPPI Marketplace function correctly.

     4.12 Reasonable Assistance. Each party will provide the other parties with on-going reasonable assistance with regard to technical, administrative and service-oriented issues relating to the Marketplaces.


5.   NOVATION MARKETPLACE AND HPPI MARKETPLACE

     5.1 Development. The parties shall meet from time to time to agree to the "look and feel" and organization of the Novation Marketplace and the HPPI Marketplace, and to jointly develop and agree upon a Functionality Roadmap, which shall include an implementation plan and schedule for development of the Novation Marketplace and the HPPI Marketplace. The current Functionality Roadmap is approved by the Parties as of the date hereof and attached hereto as Exhibit K. . The Collaborative Development Process is the process by which future Functionality Roadmaps will be developed and is attached hereto as Exhibit M.

     5.2 Hosting. Neoforma will create, host and implement the Novation Marketplace and the HPPI Marketplace according to the agreed plan and display the Novation Contract Portfolio in a manner similar to the way in which products currently appear on the Marketplace.

     5.3 Delivery and Order Fulfillment. Neoforma will notify the Suppliers of purchases, rentals and leases made by Members in a form and format according to the terms of Neoforma's agreements with Suppliers.

     5.4 Display of Material. In order to facilitate efficient presentation of Product information, Neoforma will categorize, organize and display all Products on the Novation Marketplace and the HPPI Marketplace in a manner consistent with that in which it organizes similar information on other Customized Marketplaces.

     5.5   Reports and Meetings.

           5.5.1 Subject to obtaining the consent of the Members' in accordance with Section 10, Neoforma will provide each of Novation, VHA, UHC and HPPI with real-time, on-line reports of its Members usage statistics and reports on other reasonable matters. Such reports shall be made available in the form of Excel(TM) files transferred via electronic transmission to Novation, VHA, UHC or HPPI, or in such other format as the parties agree. The parties will mutually agree as to the scope, format and substance of the standardized reporting system that Neoforma will develop (at no extra charge) and that will be available to Novation, VHA, UHC and HPPI via the Internet.

          5.5.2 Neoforma and Novation shall establish a cross-functional management team in order to review operations of the Novation Marketplace. The cross-functional management team shall meet (each a "Cross-Functional Management Team Meeting") no less frequently than on a quarterly basis. The cross-functional management team shall include the lead executive from each of Neoforma and Novation responsible for overseeing this Agreement, and shall also include management representatives from each of Neoforma and Novation from each functional area, including marketing, Member sales, Supplier relations, implementation and development. Additionally, one or more representatives from each of VHA and UHC shall be invited to participate in each Cross-Functional Management Team Meeting. In addition, Neoforma and Novation shall establish a strategic planning team to discuss the direction and strategy of the Novation Marketplace. The strategic planning team shall meet at least twice in each calendar year.

     5.6 Retained Contracts. Either VHA or UHC may at any time elect to put their respective Retained Contracts on the Novation Marketplace. If the posting on the Novation Marketplace is merely informational and Members are not able to purchase, rent or lease Products covered by such Retained Contracts through the Marketplaces, no fees shall be paid for such posting. If during the Term, Novation Signs-up the Suppliers under such Retained Contracts, such contracts shall then become subject to Section 8.

     5.7 Marketing. Novation, VHA, UHC and HPPI will use commercially reasonable efforts to drive traffic to the Novation Marketplace and the HPPI Marketplace, including, without limitation, making appropriate introductions for Neoforma, allowing Neoforma preferred space and visibility at Member forums, presenting satellite broadcasts or web casting targeted at the Members, and otherwise in accordance with the roles and responsibilities specified for each Party in any collaborative marketing agreement reached among the Parties. The current collaborative marketing agreement is attached hereto as Exhibit L. Novation, VHA and UHC will work with Neoforma to develop new initiatives targeted toward increasing Members' participation on the Marketplaces, including the Novation Marketplace and the HPPI Marketplace.

     5.8  Neoforma Auction.

          5.8.1 Novation, VHA, UHC and HPPI will promote the use of Neoforma's asset management and recovery services and related activities of Neoforma Auction to patrons and others.

          5.8.2 Any Member wishing to utilize the Neoforma Auction and Neoforma's asset management and recovery services shall enter into an Asset Recovery Services Agreement with Neoforma.

          5.8.3 Neoforma may delegate the performance of the asset management and recovery services to a third party appointed by Neoforma.

6.   EXCLUSIVITY AND RIGHT OF FIRST OFFER

     6.1 Novation, VHA, UHC and HPPI Exclusivity. Except as provided in Section 6.3, each of Novation, HPPI, VHA and UHC agrees that it will not directly or indirectly develop, promote, contract for the development of, assist others to develop, or enter into any agreement with any other person to provide to any of them, or promote to their Members, any Internet-based marketplace related to Supply Chain Management Services by acute or non-acute healthcare providers anywhere in the world other than the Marketplaces.

     6.2  Neoforma Exclusivity.

          6.2.1 Except as otherwise provided in Section 6.3, neither Neoforma nor its Affiliates will develop, promote, contract for the development of, assist others to develop, or enter into any agreement with any other person to provide, any Internet-based system related to the acquisition or disposal of equipment, products, supplies, services, information and other content by acute or non-acute healthcare providers anywhere in the world other than the Marketplaces.

          6.2.2 Except as provided in Section 6.2.3, Novation will be Neoforma's and Neoforma's Affiliates' exclusive agent to Sign-up Suppliers to the Novation Marketplace. Neoforma will not, and will cause any Affiliate of Neoforma not to: (i) Sign-up any Supplier directly to the Novation Marketplace; or
                 (ii) contract with, or pay any financial incentives to, any person to act as a contracting agent of Neoforma or Neoforma's Affiliates to Sign-up any Supplier to the Novation Marketplace on Neoforma's or Neoforma's Affiliates' behalf; provided, however, that nothing herein shall be construed to impose upon Neoforma any obligation to seek to terminate agreements with Suppliers previously entered into by Neoforma and existing as of the Original Effective Date.

          6.2.3 Notwithstanding the provisions of Subsection 6.2.2, Neoforma may Sign-up any Supplier, if Neoforma refers a Supplier to Novation for contracting, and notwithstanding such referral, the Supplier specifically requests to Sign-up with Neoforma or Novation informs Neoforma that Novation will not Sign-up that Supplier.

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

     6.3  Right of First Offer for Novation and Neoforma.

          6.3.1 If either Novation or Neoforma elects to commence an Internet-venture in any country other than the United States or in any market that is not then served by a Customized Marketplace (whether in the United States or otherwise), such party (the "Offeror") shall offer to the other (the "Offeree") the opportunity to participate in such venture in a manner commensurate with the Offeree's role under this Agreement (including the right of Novation to create other contract portfolios similar to the Novation Contract Portfolio or to recruit suppliers for such venture). The Offeror shall provide full information to the Offeree regarding the venture, and shall make its senior executives available to meet with the Offeree to discuss the venture. The Offeror shall also notify the Offeree of such venture a reasonable time prior to commencement of the venture (but in no event less than 60 days prior to the date on which the Offeree must decide to participate). If after consideration the Offeree declines to participate in such venture, then, notwithstanding Section 6.1 or 6.2, as the case may be, the Offeror may proceed with such venture, but solely in that market or country, and on no less favorable terms and conditions in the aggregate as had been offered to the Offeree. In addition, the Offeree shall be released from its obligations under Section 6.1 or 6.2, as the case may be, but solely in respect of the market or country that was the subject of such Offer. If the Offeror subsequently does not consummate the venture, and the Offeror wishes to commence another venture in the same market or country, the Offeror must once again offer such opportunity to the Offeree. The Offeror shall have no obligation to share any fees earned in a venture in which the Offeree has not elected to participate.

          6.3.2 Business development representatives of Neoforma and Novation shall meet on a quarterly basis to review existing opportunities in foreign markets and countries and to review existing opportunities in markets not then served by a Customized Marketplace. Such representatives shall prepare a joint plan to identify and exploit such other opportunities in foreign markets and in other healthcare markets. Any right of an Offeror to proceed with a venture under Subsection 6.3.1 without the Offeree shall be conditioned on such Offeror's compliance with this Subsection 6.3.2.

     6.4  First Offer for Non-Exclusive Services.

          6.4.1 The term "Non-Exclusive Service(s)" means Internet-related services available primarily through Neoforma that are outside the scope of Section 6.1, including, without limitation, the products and services excluded from the definition of Supply Chain Management Services as applied to UHC. For purposes of clarification, Non-Exclusive Services will not include Internet-related services the majority of which are provided by an entity other than Neoforma. UHC shall give favorable consideration to

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

                 Neoforma as a third-party provider to UHC of Non-Exclusive Services as follows: if (i) UHC elects to provide for itself or for the benefit of all or substantially all of UHC's Members any new Non-Exclusive Service or (ii) UHC intends to replace any agreement for the provision of a Non-Exclusive Service then being provided to UHC by a third party, then UHC shall first offer to Neoforma the opportunity to provide such Non-Exclusive Service (the "Opportunity"). Promptly upon becoming aware of an Opportunity, UHC shall send notice of the Opportunity in electronic or paper writing to the Chief Executive Officer of Neoforma, or his or her designate. Promptly after receiving such notification, but in no less than 15 days, Neoforma shall meet with UHC to discuss the Opportunity and Neoforma's proposed role therein. Neoforma and UHC shall continue to meet and discuss the Opportunity for the 30-day period commencing upon UHC's notification to Neoforma. Neither UHC nor Neoforma will have any obligation to meet and to discuss the Opportunity (i) if Neoforma does not meet with UHC within the time required, or (ii) after the expiration of the 30-day discussion period. The communication by UHC to Neoforma of any Opportunity, including the ideas, concepts or other intellectual property contained therein, will be Confidential Information subject to Section 11.

          6.4.2 For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event will UHC be required to obtain any Non-Exclusive Service from Neoforma.

7.   LICENSES AND OWNERSHIP

     7.1 Ownership of Marks. Each party will own and retain all right, title and interest in and to its intellectual property, including its trademarks, trade names, service marks and logos ("Marks") worldwide, as specified in Exhibit A.

     7.2 Novation Marks. Subject to the terms of this Agreement, Novation grants to Neoforma, VHA, UHC and HPPI a worldwide, nontransferable, non-exclusive, royalty-free license to use, transmit and display Novation's Marks in connection with the Marketplaces during the Term of this Agreement, provided that such use is in accordance with Novation's then-current trademark usage guidelines. A copy of Novation's current trademark usage guidelines is attached as Exhibit
          B. Upon any change in such guidelines, Novation will promptly provide to Neoforma a copy of such revised usage guidelines. Neoforma will not modify the Novation Marks or combine any of the Novation Marks with any other mark or term. Subject to the provisions of Section 9.9, upon termination or expiration of this Agreement, Neoforma will cease all use of the Novation Marks.

     7.3 Neoforma Marks. Subject to the terms of this Agreement, Neoforma grants to Novation, VHA, UHC and HPPI a worldwide, nontransferable, non-exclusive, royalty-free license to use, transmit and display Neoforma's Marks during the Term only in promotional materials used to encourage participation on the Marketplaces, provided that such use is in accordance with Neoforma's then-current trademark usage guidelines. A copy of Neoforma's current trademark usage guidelines is attached as Exhibit C. Upon any change in such guidelines, Neoforma will promptly provide to Novation, VHA, UHC and HPPI a copy of such revised usage guidelines. Except as authorized under this Agreement, Novation, VHA, UHC and HPPI will not modify any of the Neoforma Marks or combine the Neoforma Marks with any other mark or term. Subject to the provisions of Section 9.9, upon the termination or expiration of this Agreement, Novation, VHA, UHC and HPPI will cease all use of the Neoforma Marks.

     7.4 VHA, UHC and HPPI Marks. Subject to the terms of this Agreement, each of VHA, UHC and HPPI grants to Novation and Neoforma a worldwide, nontransferable, non-exclusive, royalty-free license to use, transmit and display its Marks solely to promote the Marketplaces to the Members during the Term, provided that such use is in accordance with the then-current trademark usage guidelines of VHA, UHC and HPPI, as the case may be. A copy of each of VHA's, UHC's and HPPI's current trademark usage guidelines are attached as Exhibit D. Except as authorized under this Agreement, Neoforma and Novation will not modify any of the Marks of VHA, UHC and HPPI or combine any of them with any other mark or term. Subject to the provisions of Section 9.9, upon the termination or expiration of this Agreement, Neoforma and Novation will cease all use of VHA's, UHC's and HPPI's Marks.

     7.5 Ownership of Neoforma Materials and Novation Materials. Neoforma and Novation will own and retain all worldwide right, title and interest in and to the Neoforma Materials and Novation Materials, respectively. Neither Neoforma nor Novation will alter or delete any copyright or other proprietary notice that may appear in the other party's Materials without prior written consent of such party.

     7.6 Neoforma Materials. Neoforma grants to Novation a worldwide, nontransferable, non-exclusive, royalty-free license to use the Neoforma Materials only in promotional materials used to encourage participation on the Marketplaces.

     7.7 Novation Materials. Novation grants to Neoforma a worldwide, nontransferable, non-exclusive, royalty-free license to use the Novation Materials on the Marketplaces during the Term solely to enable Neoforma to provide the Services contemplated under this Agreement.

     7.8 Development of Tools. From time to time during the Term, Novation may request Neoforma to design Tools for Members or Suppliers in addition to the Tools, functions and APIs, which will be mutually agreed upon and contained in the Functionality Roadmap. Within a reasonable time after such request, appropriate personnel from Novation and Neoforma will meet to discuss and draft technical specifications for the desired customized Tools, functions and APIs.

                  7.8.1 If the Tool, function or API requested by Novation will be used by all Users of the Customized Marketplaces, Neoforma will develop such Tool, function or API promptly and at its own expense. Neoforma will own and retain all right, title and interest to all the intellectual property, including the source code, object code and other Confidential Information, in and to the Neoforma developed Tools, functions and APIs.

                  7.8.2 If Neoforma does not otherwise agree to develop such Tool, function or API for use by all Users of the Customized Marketplaces, Novation may, in its sole discretion, agree to pay for the development of such Tool, function or API. If Novation agrees to pay Neoforma for the development of such Tool, function or API, Neoforma will promptly endeavor to develop such requested Tool, function or API, and Novation will own all right, title and interest to all the intellectual property, including all source code, object code and other Confidential Information, in and to such Tools, functions and APIs. Any fees charged to Novation for development of any Tool, function or API shall be provided by Neoforma at the most favorable fee Neoforma charges to any other person for such development or integration services.

                  7.8.3 Nothing in this Section 7.8 shall limit Neoforma's obligation to provide the Services as shall be set forth in the Functionality Roadmap.

         7.9 Access License. Neoforma grants to Novation a non-exclusive, worldwide, non-assignable license to members of Novation and HPPI in order to access the Novation Marketplace and HPPI Marketplace. Novation and HPPI grant to Neoforma a non-exclusive, worldwide, non-assignable license to access the Novation and HPPI web sites and computer systems solely to enable Neoforma to provide the services contemplated under this Agreement.

8.       FEES AND TAXES

         8.1      Fees.

                  8.1.1 Neoforma and Novation shall each use its reasonable best efforts to collect all Transaction Fees required to be paid by each Supplier.

                  8.1.2 Novation * to Neoforma aggregate minimum Novation Marketplace Transaction Fees, which shall be calculated as a percentage (the "Supplier Target Percentage") of the * on a * basis as set forth in Exhibit G (the "Minimum Fees"). Subject to Section
                           3.8 and Subsection 8.1.3, Novation shall pay to Neoforma the *, if any, in any * the * calculated in accordance with this Section 8.1.2 and the * recognized by Neoforma in accordance with GAAP for such * (each such payment, a " * ").

_______________________

   * Confidential treatment requested.

                  8.1.3 Notwithstanding anything in this Agreement to the contrary (except, with respect to clauses (ii)-(v) below, any prior period * amounts or "*" payable pursuant to Section 8.3 below), Novation shall not be responsible for any *: (i) to the extent that any part of the * results from the * by a * of its agreement with Neoforma as a result of Neoforma's * of such *, (ii) during the period commencing on * and ending *, to the extent that the * in any * for that
                           * in Exhibit H; (iii) during the period commencing on
                           * and ending *, to the extent that the aggregate * in that * exceed * of Novation's * for that *, (iv) during the period commencing on * and ending *, to the extent that the aggregate * in that * exceed * of Novation's * for that *, or (v) for * periods beginning on *, to the extent that the aggregate * in any * exceed * of Novation's * for that *; provided, however, that (A) the * in clauses (iii), (iv) and
                           (v) above may be adjusted from time to time pursuant to Section 8.5; (B) any such * adjustment shall not result in a *; and (C) the * of Novation's * amount for such applicable * shall be further reduced by $* in *, $* in *, $* in *, $* in * and $* in *.

                  8.1.4 In the event that Novation notifies Neoforma that its obligations under Section 8.1.2 are limited by
                           Section 8.1.3(iii), Section 8.1.3(iv) or Section 8.1.3(v), Neoforma may request in writing Novation's financial statements for the applicable *. Novation shall provide to Neoforma relevant financial statements in sufficient detail to verify Novation's
                           * for such * within a reasonable period of time following such request from Neoforma.

         8.2      Revenue Sharing.

                  8.2.1 The parties have agreed to the Target Fee Levels (the "Target Fee Levels"), set forth in Exhibit I.

                  8.2.2 Neoforma shall pay to Novation * of any Novation Marketplace Transaction Fees recognized by Neoforma in accordance with GAAP in excess of the Target Fee Level for any given *, but only if Novation has fulfilled its obligations under Subsection 8.1.2.

                  8.2.3 Subject to Section 8.2.2, Neoforma shall retain all revenues it earns and collects, and Novation shall pay to Neoforma within thirty (30) days after the end of each *, all revenues earned by Neoforma but

_______________________

   * Confidential treatment requested.

                           * (as the case may be) for the provision of the Customized Marketplaces during that *, including all
                           * and *, and revenue that would otherwise be subject to revenue sharing pursuant to Section *.

         8.3 Establishment of * and * Payment Thereof. Neoforma and Novation shall meet and agree on or before * of * on the * for the subsequent * pursuant to Sections 8.1.2 and 8.1.3 (the "*"). On the * of each * month, Novation shall * to Neoforma an amount equal to * of that * payable pursuant to Sections
                  8.1.2 and 8.1.3. The agreed * payment amounts and schedule for such * for the remainder of * are set forth in Exhibit J. Beginning in *, on or before * , Neoforma and Novation shall meet and agree on the * of any "*" required to the * for the preceding * pursuant to Sections 8.1.2 and 8.1.3 based on Novation's * in such *. Neoforma and Novation shall apply any such "*" to subsequent * as mutually agreed to by them. Beginning in *, on or before *, Novation and Neoforma shall meet and agree on the * for the subsequent * pursuant to Sections 8.1.2 and 8.1.3.

         8.4 Reporting and Calculation of Fees and Revenue Sharing. To fulfill the obligations of Novation and Neoforma under Section
                  8.3 to agree on estimated and actual *, before any meeting conducted pursuant to Section 8.3: (a) Novation will provide Neoforma with a written report of: (i) Novation's * or any other adjustment amounts that may be applicable pursuant to
                  Section 8.1.3; and (ii) the revenues received by Novation for the provision of the Customized Marketplace (including * and *); and (b) Neoforma will provide each of Novation, VHA and UHC, with a written report of: (i) aggregate Adjusted Gross Transaction Values and Supply Chain Data Transaction Values for all purchases, rentals and leases of Products through the Novation Marketplace, (ii) the aggregate amount of any Transaction Fees received by Neoforma, (iii) the aggregate amount of any Novation Marketplace Transaction Fees received by Neoforma; (iv) the information set forth in Exhibit E and such other information as Novation may reasonably request; (v) revenue received by Neoforma from distribution or licensing of software and other technology solutions; and (vi) revenue received by Neoforma associated with Section 8.9 below. Neoforma and Novation shall then jointly calculate: (i) the Minimum Fees, (ii) any revenue sharing amounts under Sections 8.2, 8.9, and 8.10, (iii) any *

____________________
 * Confidential treatment requested.

                  payable pursuant to Subsection 8.1.2, subject to Section 8.1.3, and (iv) any other fees to be paid by a party hereunder.

         8.5      *.
                  -


                  8.5.1 Right to *. Beginning on * and from time to time thereafter, either Novation or Neoforma may initiate an * (the "* Process") in order to *.

                  8.5.2 * Process. In the case of a general * Process, (i) either Novation or Neoforma may select and hire a *, which * shall be reasonably acceptable to the other party, and the party selecting such * shall pay all costs associated with the * Process; or (ii) Novation and Neoforma shall mutually agree upon an independent, third party * and Novation and Neoforma shall share all costs associated with such shared *. In addition, in the case of a * Process with respect to Supplier Target Percentages, or if Neoforma and Novation otherwise agree with respect to a general * Process, Neoforma and Novation may rely on publicly available information in carrying out the * Process, and to carry out the * Process without the use of a third-party *. The Parties shall cooperate to facilitate the * Process, including by providing reasonable information as is necessary to conduct the
                           * Process.

                  8.5.3    General *. The * Process for general items shall *
                           (i) with respect to Neoforma, the * provided by Neoforma to Novation, the * offered to Members, the * offered to Suppliers, the * of the Services, and Neoforma's * incurred in performing its obligations under this Agreement and (ii) with respect to Novation, the * by Novation of its agency obligations pursuant to Section * and the * for any * as provided in Subsection * and, in each case, shall be based upon a *, including, without limitation, relative *. If the * Results indicate that the * by Novation or Neoforma, as the case may be, are not "*," Neoforma and Novation shall promptly meet and enter into a good faith negotiation to determine whether there should be an *.

                  8.5.4 *. The * Process with respect to * shall be based upon review of whether such * are "*". If the * Results indicate that the * in place during the period examined are not "*," then Neoforma and Novation shall promptly meet and * such * so that they are *. For the avoidance of doubt, the parties agree that "*" shall mean that (i) * are reasonably likely to agree to pay such fees at such time or (ii) such *.

                  8.5.5    * Results. Within 30 days after the completion of any
                           * Process, the *, if any, shall deliver the results of the * (the "* Results") in a written report, including identification of the *, to Novation and Neoforma. In the event

_______________________

   * Confidential treatment requested.

                           that the * Process does not utilize a third-party *, the party initiating the * Process shall be responsible for writing and delivering such report of the * Results to the other party.

                  8.5.6 * Review Period. For a period of 60 days following delivery of the * Results from the * (the "* Review Period"), Novation and Neoforma shall review the * Results, and schedule one or more meetings to address any issues either Party may have with the * Results.

                  8.5.7 * Dispute. In the event Novation and Neoforma in good faith dispute the * Results or if Novation and Neoforma have not reached agreement after the * Review Period, Novation may dispute such outcome in accordance with the provisions of Section 18 hereto.

         8.6 Taxes. Neoforma and Novation shall cooperate to minimize any local, state, national and foreign taxes (including, without limitation, sales, use and VAT taxes which may apply), licenses, export/import fees and any other fees or similar obligations relating to any sale, rental or lease of a Contract Product through the Marketplaces or relating to the Supply Chain Data. If in the future any such taxes or similar obligations are required to be paid by Neoforma or Novation in respect of Contract Products, such fees shall be shared by Neoforma and Novation proportionately based on revenues each derives from the Novation Marketplace and HPPI Marketplace. In no event shall Novation be required to share any taxes under this Section 8.6 for Products other than Products for which Novation receives Novation Marketplace Transaction Fees.

         8.7      New Markets. If Neoforma and Novation agree pursuant to
                  Section 6.3 to enter any other healthcare market (other than the United States acute care market) that is not then served by a Customized Marketplace or that is in countries outside of the United States, Neoforma and Novation shall negotiate in good faith to set the Transaction Fees to be paid in respect of such products to be purchased, rented and leased on such Customized Marketplace.

         8.8 Product Returns. Neoforma and Novation will cooperate in good faith to make any adjustments to the fees to be paid hereunder to reflect Products that have been returned by Users.

         8.9 Neoforma * and * and *. Beginning *, Neoforma shall pay to Novation on a * basis * by Neoforma * from (i) Neoforma *),
                  (ii) other * (excluding *, and *), and (iii) all * of * from
                  *.

         8.10 *. Neoforma will pay to Novation * by Neoforma *, whether to buyers or suppliers, but not including * in any way related to Neoforma *. For the

_______________________

   * Confidential treatment requested.

                  avoidance of doubt, the parties agree that this Section 8.10 shall not limit the scope of Section 6.2.1.

         8.11 Other Expenses. Neither Neoforma nor Novation shall be required to pay to the other party any amounts for the performance of their respective obligations hereunder other than those expressly set forth in this Agreement.


         8.12 VHA/UHC Allocation. VHA and UHC agree to allocate between themselves (i) any obligation of Novation to pay Shortfall Payments pursuant to Section 8.1.2 and (ii) any fees received by Novation pursuant to Section 8.2.2, 8.9, 8.10, 10.6.3, or
                  16.3 as follows:

                  (i)      with respect to *, * to VHA and * to UHC;

                  (ii) with respect to each succeeding *, VHA's allocation shall be a fraction (A) the numerator of which is the sum of the aggregate dollar amount of VHA's Members' purchases through Novation, plus * of the aggregate dollar amount of all purchases through HPPI, and (B) the denominator of which is the sum of the aggregate dollar amount of both VHA's and UHC's Members' purchases through Novation, plus * of the aggregate dollar amount of all purchases through HPPI, in each case during the immediately preceding calendar year and excluding purchases through VHA's Care Continuum Program or any similar program operated by UHC; and

                  (iii) with respect to each succeeding *, UHC's allocation shall be a fraction (A) the numerator of which is the sum of the aggregate dollar amount of UHC's Members' purchases through Novation, plus * of the aggregate dollar amount of all purchases through HPPI, and (B) the denominator of which is the sum of the aggregate dollar amount of both VHA's and UHC's Members' purchases through Novation, plus * of the aggregate dollar amount of all purchases through HPPI, in each case during the immediately preceding calendar year and excluding purchases through VHA's Care Continuum Program or any similar program operated by UHC.

9.       TERM AND TERMINATION

         9.1 Initial Term. This Agreement commences on the Original Effective Date and will remain in effect for an initial term of 10 years (the "Initial Term"), unless terminated earlier in accordance with the terms of this Agreement.

_______________________

   * Confidential treatment requested.

         9.2 Renewal and Extension of Term. This Agreement will automatically renew for successive one-year terms after the completion of the Initial Term (each a "Renewal Term") unless Neoforma or Novation provides written notice of its intention to terminate this Agreement to the other at least 90 days prior to the end of the Initial Term or any then-current Renewal Term. The Initial Term and any and all renewals or extensions thereof and any Termination Assistance Period are referred to herein as the "Term".

         9.3 Termination for Cause. Each of Neoforma and Novation, after complying with Section 18.2 hereunder, will have the right to terminate this Agreement if the other party materially breaches (i) its service obligations under this Agreement or
                  (ii) its exclusivity obligations under Section 6 of this Agreement, unless the breaching party (x) cures such breach within 30 days after receiving written notice or (y) if such breach is not curable within 30 days, makes substantial progress in curing such breach within 30 days and cures such breach within 90 days. Any repeated or sustained failure of Neoforma to meet its Service Level obligations hereunder shall constitute a material breach of Neoforma's service obligations under Subsection (i) hereunder.

         9.4 Termination for Insolvency Events. If either Neoforma or Novation is unable to obtain credit from any creditors, becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of a proceeding under Title 11 of the United States Code, as amended, or becomes the subject of similar state court proceedings, then in any such case, the other party, or in the case of Neoforma, VHA, UHC or HPPI, may, without prejudice to any other rights, immediately terminate this Agreement or, if such termination is subject to any statutory provision or judicial order staying such action, seek leave to modify such stay so as to terminate this Agreement. Each of Neoforma and Novation acknowledges and agrees that its insolvency, the making of an assignment for the benefit of its creditors, or its becoming the subject of a proceeding under Title 11 of the United States Code, is "cause" for the termination of any statutory or judicial stay of the rights of the other party hereunder to terminate this Agreement. Each of Neoforma and Novation acknowledges and agrees that, in such event, it could not provide "adequate protection" to the other party, or in the case of Neoforma, to VHA, UHC or HPPI, that the continued imposition of a stay would likely cause irreparable harm to the other party, and the continued imposition of a stay would adversely affect the health, safety and welfare of communities served by the parties hereto.

         9.5 Termination for Rejection in Bankruptcy. Each of Neoforma and Novation will have the right to immediately terminate this Agreement if the other party becomes a debtor or an alleged debtor in a case under Title 11 of the United States Code, as amended, and in such proceeding this Agreement is rejected in such case in accordance with Title 11 of the United States Code.

         9.6 Termination Upon Neoforma Change of Control. Novation may terminate this Agreement upon any Neoforma Change of Control.


         9.7 Return of Materials. Subject to Section 9.8, upon termination or expiration of this Agreement for any reason, each of Neoforma and Novation shall promptly return to the other party, and shall not take, use or disclose, all Products of any nature that belong to the other party and all records (in any form, format or medium) containing or relating to Neoforma Materials or Novation Materials or the Confidential Information of the other party.

         9.8 Survival. The provisions of Sections 7.1, 7.5, 8.4, 9.7, 9.8, 9.9, 9.10, 10, 11, 15, 16, 17, 18, 19 and 20 will survive termination or expiration of this Agreement for any reason.

         9.9      Termination Assistance Services.

                  9.9.1 General. Upon any termination or expiration of this Agreement, Neoforma shall provide termination assistance and shall comply with the reasonable directions of Novation, or, if applicable, VHA or UHC, to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transition and migration of all Services then being performed by Neoforma, including any transition and migration from Neoforma to Novation or, if applicable, VHA and UHC, (or a third-party provider undertaking, on behalf of Novation, VHA or UHC, to provide the Services) (the "Termination Assistance Services"), all in accordance with this Section 9. Additionally, all of Novation's, or, if applicable, VHA's and UHC's, rights under this Agreement (including, without limitation, the right to license software hereunder), as such rights exist immediately prior to any expiration or termination, but excluding any right to share Novation Marketplace Transaction Fees with Neoforma pursuant to Section 8, shall continue during any Termination Assistance Period (as defined in Section 9.9.2). Novation or, if applicable, VHA and UHC, shall cooperate in good faith with Neoforma in connection with Neoforma's obligations under this Section 9.

                  9.9.2 Termination Assistance Period. Neoforma shall commence providing Termination Assistance Services
                           (i) with respect to the scheduled expiration of this Agreement, 90 days prior to such scheduled expiration or such earlier date as Novation may reasonably request, and (ii) with respect to any termination of this Agreement, upon the delivery of the notice of termination. Neoforma shall continue providing Termination Assistance Services through the effective date of the expiration or termination of this Agreement and for a period of not less than * days thereafter (the "Termination Assistance Period"). Upon at least 30 days prior written notice to Neoforma, Novation or, if applicable, each of VHA

_______________________

   * Confidential treatment requested.

                           and UHC, may extend, from time to time, the Termination Assistance Period for an additional
                           * period. During any Termination Assistance
                           Period, Neoforma shall provide, at Novation's request, or, if applicable, VHA's or UHC's request, as applicable, as part of the Termination Assistance Services, any or all of the Services being provided by Neoforma prior to the date of the expiration or termination of this Agreement.

                  9.9.3 Termination Plan. Neoforma and Novation or, if applicable, VHA and UHC, shall cooperate in good faith to develop a termination plan setting forth the respective tasks to be accomplished by each party in connection with the termination and a schedule pursuant to which such tasks are to be completed in accordance with the Termination Assistance Services (collectively, the "Termination Plan").

                  9.9.4 Certain Licenses. As of the Original Effective Date, Neoforma shall grant the following to Novation:

                           (i) a * license to all third-party software that is required to provide the Services, to the extent Neoforma is entitled to sublicense such software, and to the extent Neoforma is not entitled to sublicense such software, Neoforma shall provide a list of all third-party software licenses that are required to provide the Services and shall assist Novation in licensing a substantially similar software at a commercially reasonable price; and

                           (ii) a * license, solely for Novation's internal use, to all Neoforma-owned software that is required to provide the Services. For the avoidance of doubt, "internal use" as used in this Section 9.9.4 shall include the right of other Internet marketplaces or providers to use the software solely on behalf of Novation for its Members. In addition, Neoforma shall provide to Novation consulting services, at no charge to Novation, as may be reasonably required in order to recreate the Marketplace environment for Novation.

                           (iii) Additionally, if at any time after the Original Effective Date Neoforma begins using any software to provide the Services, then Neoforma shall be deemed to have granted, as of the first date on which such software is used to provide the Services and for so long as such software is either used or required to provide the Services, the following licenses to Novation: (x) with respect to third-party software, a * license to such software, to the extent Neoforma is entitled to sublicense such software, and
                                    (y) with respect to

_______________________

   * Confidential treatment requested.

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

                                    Neoforma-owned software, a * license, solely for Novation's internal use, to such software.

                           (iv)     Notwithstanding the other provisions in this
                                    Section 9.9.4, Novation shall not use such licenses until the effective date of the termination of this Agreement in accordance with Section 9.3, 9.4, or 9.5.

                  9.9.5 Equitable Remedies. Neoforma acknowledges that, if it breaches (or attempts or threatens to breach) its obligation to provide Novation or, if applicable, VHA and UHC, Termination Assistance Services in accordance with this Section 9.9, Novation or, if applicable, VHA and UHC, will be irreparably harmed. In such circumstance, and notwithstanding the provisions of Section 18, Novation or, if applicable, each of VHA and UHC, may proceed directly to court. If a court of competent jurisdiction should find that Neoforma has breached (or attempted or threatened to breach) any such obligations, Neoforma agrees that even without any additional findings of irreparable injury or other conditions to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by Neoforma restraining it from further breaches (or attempted or threatened breaches).

         9.10 Third Party Products. Notwithstanding anything in this Agreement to the contrary, prior to entering any agreement with a third party for the provision of software (other than providers of off the shelf software) (the "Third Party Products"), Neoforma shall use commercially reasonable and good faith efforts to obtain the agreement of each provider of a Third Party Product that such Third Party Product may be assigned and/or sublicensed without additional charge to each and any of Neoforma, VHA or UHC. If Neoforma is not able to obtain such written agreement or, in the event that Neoforma is informed that such provision will be made available on at additional cost to Neoforma, Neoforma shall promptly provide notice of such to each of Novation, VHA and UHC, setting forth with particularity in such notice the nature of the proposed Third Party Product, the nature of the assignment and/or sublicense proposed, the agreement to be signed and, if applicable, the additional cost for the required assignment and/or sublicense provision. Each of Novation, VHA and UHC shall have one business day after the receipt of such notice from Neoforma to advise Neoforma as to whether Novation, VHA or UHC, or any of them or any combination of them, agrees to pay the additional cost involved for the proposed assignment and/or sublicense provision. Failure of Novation, VHA or UHC to advise Neoforma of its decision within one business day after the receipt of notice from Neoforma shall be deemed an affirmative refusal to pay additional amounts required to obtain the proffered assignment and/or sublicense provision and,

_______________________

   * Confidential treatment requested.

          provided that the agreement is not materially modified in a manner that might cause the sublicense and/or assignment provision to be renegotiated in a manner more favorable to Novation, VHA or UHC, Neoforma may proceed to enter into the agreement for such Third Party Product without further obligation to Novation, VHA or Neoforma under this Section 9.10.

10.  USER DATA

     10.1 Registration. Users who are representatives of Members will be required to register as a representative of a Member prior to using the Novation Marketplace. To effect such registration, Neoforma will require that each Member or other User complete a registration form in form and substance reasonably acceptable to Novation, which form shall request, among other things, submission of contact information regarding the User, including, without limitation, the User's name, name of the Member organization, mailing address, and email address. Neoforma will verify such information against the on-line data base information made available by Novation and ensure that such registration is authorized in accordance with registration and password issuance and protection procedures acceptable to Neoforma and in accordance with the Functionality Roadmap to be mutually agreed upon. Neoforma will store data collected during registration as part of the Information in the Transaction Database.

     10.2 Transaction Database. Neoforma will create and maintain the Transaction Database relating to all activity occurring on the Novation Marketplace and relating to Supply Chain Data in accordance with the Functionality Roadmap to be mutually agreed upon. Novation and Neoforma shall only use Information in accordance with the provisions of this Section 10. Neoforma shall at all times make all Information available to Novation in any manner that it is, or can reasonably be, made available.

     10.3 Member Data. Members shall own their respective Member Data. Novation will use commercially reasonable efforts to acquire a nonexclusive, non-transferable license from Members (or sublicense from VHA, UHC or HPPI) to permit:

          (i) Novation to access and use such Member Data for, among other things, (A) legal compliance purposes, (B) to track the performance of Suppliers, (C) to be able to track payments to VHA, UHC and HPPI and cooperative payments to the Members, (D) to consult with each of the Members and (E) to promote utilization and standardization among Members; and

          (ii) Neoforma to use such Member Data provided that such use is (A) solely related to the performance of Neoforma's obligations pursuant to this Agreement and (B) in accordance with the confidentiality provisions of Section 11.

     10.4 Aggregated Member Data. Subject to the receipt of a license or sublicense for use of the Member Data, Novation shall own the Aggregated Member Data.

     10.5 Transaction Database. Subject to the ownership rights of the Members in Member Data and of Novation in Aggregated Member Data, Neoforma shall own the derivative works created by using the Member Data and the Aggregated Member Data, provided that no such information may be used by Neoforma other than subject to the following conditions:

          (i) in accordance with the license or sublicense to be obtained from Members in accordance with the provisions of Subsection 10.3
               (ii); or

          (ii) is provided as Blinded Aggregated Data.

     10.6 License Grant of Information to Novation.


          10.6.1 Subject to the terms and conditions of this Agreement, Neoforma hereby grants to Novation a nonexclusive, non-transferable license during the Term to access and use the Information and Blinded Aggregated Data; provided, however, that (i) such use is solely for Novation's internal use and for the sublicensing of the use of such data to VHA, UHC and HPPI for their use in serving the needs of their Members (provided that a party may not license, sell or otherwise make available the Information), (ii) such use complies with the privacy policy in existence on the Novation Marketplace at the time of such use and (iii) Novation, VHA, UHC and HPPI each treat such Information as Confidential Information subject to Section 11 of this Agreement.

          10.6.2 Subject to the terms and conditions of this Agreement, Neoforma hereby grants to Novation a nonexclusive, non-transferable license, as agent, to sublicense the Information described in
                 Section 10.5 to Suppliers.

          10.6.3 With respect to the Information sublicensed by Novation under Subsection 10.6.2, Novation will keep * of the gross license fees and the remaining * of such license fees shall be paid to Neoforma.

     10.7 No Other Licenses or Use. Except as expressly set forth in this
          Section 10, none of the Members, Novation or Neoforma grants any license, express or implied, in the Member Data, Aggregated Member Data or Information. The failure to abide by the terms and conditions of this Section 10 shall constitute a material default of this Agreement.

___________________________

   *   Confidential treatment requested.

     10.8 Other Data. Neoforma and Novation acknowledge that all other data that a party gathers or develops independent of this Agreement shall not be covered by this Agreement, provided that Neoforma shall not solicit any information from a Member without fully disclosing to the Member all intended uses for which such information is being collected and will be used.

     10.9 Neoforma Information. Notwithstanding anything herein to the contrary, Neoforma may use the Neoforma Information in any manner that it chooses, provided that such information does not include Member Data or Aggregated Member Data.

11.  SAFEGUARDING OF DATA; CONFIDENTIALITY

     11.1 Novation Data.

          11.1.1 Generally. As between Neoforma and its Affiliates, on the one hand, and Novation and its Affiliates, on the other hand, information relating to Novation, VHA or UHC or their respective Affiliates, Members or customers, whether or not marked "confidential" and whether disclosed in tangible or in intangible (e.g., oral or visual) form, including, without limitation, (i) information regarding the operations, affairs and business of Novation, VHA or UHC, or their respective Affiliates, Members or customers, (ii) Novation Materials and
                 (iii) all Transaction Data, except as provided in Section 10, (collectively, the "Novation Data") is confidential and will be subject to Section 11.2. Novation Data is the property of Novation, VHA or UHC, or their respective Affiliates, Members or customers. Neoforma shall have access to and may make use of Novation Data to the extent reasonably necessary to perform obligations under this Agreement. Neoforma shall not, its however, use Novation Data for any purpose other than providing Services, except as provided in Section 10. Upon termination or expiration of this Agreement for any reason, or upon Novation's request, Neoforma shall promptly return to Novation all of the Novation Data in Neoforma's possession (including backup or archival copies).

          11.1.2 Safeguarding of Data. Neoforma shall maintain appropriate safeguards, consistent with prevailing industry standards, against the destruction, inappropriate disclosure, wrongful access or use, loss or alteration of the Novation Data in the possession of Neoforma. In any event, Neoforma shall maintain safeguards that are no less rigorous than those maintained by Neoforma for its own information of a similar nature and, in no event, less than a reasonable level of safeguards.

    11.2  Confidentiality.


          11.2.1 Confidential Information. "Confidential Information" means (i) business or technical information of any party, including, without limitation, information relating to a party's product plans, designs, costs, product prices, finances, marketing plans, business opportunities, personnel, research, development, know-how or the pricing information available to Members, (ii) any information communicated with respect to an Opportunity, including the ideas, concepts or other intellectual property contained therein, (iii) any information designated "confidential" or "proprietary" or which, under the circumstances, should reasonably have been understood to be confidential, (iv) Novation Data and (v) the terms and conditions of this Agreement.

          11.2.2 Confidentiality Obligations. Each party agrees that (i) it will not use or disclose to any other party or third person including its Affiliates any Confidential Information disclosed to it by any other party except as contemplated by this Agreement and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of each other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

          11.2.3 Exclusions. Subsection 11.2.2 will not prevent a party from disclosing Information that (i) is owned by such party or its Affiliates or is already known by the recipient party or its Affiliates without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) is rightfully received from a third party, provided that the source is not known to be bound by a confidentiality agreement or (iv) is independently developed by employees of a party or an Affiliate of a party without use of the other party's Confidential Information. If Confidential Information is required to be disclosed pursuant to a requirement of a governmental authority, such Confidential Information may be disclosed pursuant to such requirement so long as the party required to disclose the Confidential Information, to the extent possible, (i) provides the party that owns the Confidential Information with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure and (ii) uses commercially reasonable efforts to ensure that, within applicable law, such Confidential Information will not be further disclosed. If Confidential Information is required to be disclosed in connection with the conduct of any arbitration proceeding conducted pursuant to Section 18, such Confidential Information may be disclosed pursuant to and in accordance with the approval and at the direction of the arbitrator conducting such proceeding. Upon written request at the termination or expiration of this Agreement for any reason, all such Confidential Information in tangible form (and all copies thereof) owned by the requesting party or its Affiliates will be returned to the requesting party or at the requesting party's option will be destroyed, with written certification thereof being given to the requesting party, and subject to any rights expressly granted to the other party under this Agreement, the other party shall cease all further use of any Confidential Information, whether tangible or intangible.

          11.2.4 No License. Nothing contained in this Section 11.2 will be construed as obligating a party to disclose its Confidential Information to another party, or as granting to or conferring on a party, expressly or implied, any patent, copyright, trademark, trade name, trade secret or other Intellectual Property Rights or any license to the Confidential Information of the other party.

          11.2.5 Loss of Confidential Information. In the event of any breach by the recipient party of this Section 11.2 that results in a disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party shall promptly, at its own expense, (i) notify the furnishing party in writing, (ii) take such commercially reasonable actions as may be necessary or reasonably requested by the furnishing party to minimize the breach, and
                  (iii) cooperate in all reasonable respects with the furnishing party to minimize the breach and any damage resulting therefrom.

12.  REPRESENTATIONS AND WARRANTIES

     12.1 Representations by Neoforma. Neoforma represents and warrants to Novation, VHA, UHC and HPPI that each of the following statements in this Section 12.1 are true and correct as of the Effective Date of this Agreement.

          12.1.1 Due Organization. Neoforma is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          12.1.2  Authority; Non-Contravention.

                  (a) Neoforma has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Neoforma. This Agreement has been duly executed and delivered by Neoforma, and it constitutes the valid and binding obligation of Neoforma, enforceable against Neoforma in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                 (b) The execution and delivery of this Agreement by Neoforma does not, and the performance of this Agreement by Neoforma will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Neoforma, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Neoforma or by which Neoforma or any of its properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Neoforma's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the properties or assets of Neoforma pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Neoforma is a party or by which Neoforma or its assets is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a material adverse effect on Neoforma.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity is required to be obtained or made by Neoforma in connection with the execution, delivery and performance of this Agreement.

          12.1.3 Performance. All Services will be performed in a professional and workmanlike manner, consistent with the high professional standards and practices prevailing in the Internet e-commerce services industry.

     12.2 Representations by Novation, VHA, UHC and HPPI. Each of Novation, VHA, UHC and HPPI, severally and not jointly, represents and warrants to Neoforma that the following statements made by it in this Section 12.2 are true and correct as of the Effective Date of this Agreement.

          12.2.1 Due Organization. Novation is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; UHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; VHA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; HPPI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

          12.2.2 Authority; Non-Contravention.

                 (a) Each of Novation and HPPI has all requisite limited
                     liability company power and authority, and each of VHA and UHC has all requisite corporate power and authority, to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the parts of Novation and HPPI and all necessary corporate action on the parts of VHA and UHC. This Agreement has been duly executed and delivered by Novation, VHA, UHC and HPPI, and it constitutes the valid and binding obligation of each of Novation, VHA, UHC and HPPI, enforceable against each of Novation, VHA, UHC and HPPI in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                 (b) The execution and delivery of this Agreement by Novation,
                     VHA, UHC and HPPI does not, and the performance of this Agreement by each of Novation, VHA, UHC and HPPI will not,
                     (i) conflict with or violate the limited liability company and corporate organizational documents, respectively, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Novation, VHA, UHC or HPPI or by which Novation, VHA, UHC or HPPI, or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Novation's, VHA's, UHC's or HPPI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the properties or assets of Novation, VHA, UHC or HPPI pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Novation, VHA, UHC or HPPI is a party or by which Novation, VHA, UHC or HPPI, or any of their assets, is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a material adverse effect on Novation, VHA, UHC and HPPI, respectively.

                 (c) No consent, approval, order or authorization of, or
                     registration, declaration or filing with any governmental entity is required to be obtained or made by Novation, VHA, UHC or HPPI in connection with the execution, delivery and performance of this Agreement.

     12.3 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

13.  USE OF SUBCONTRACTORS

     13.1 Generally. Neoforma may subcontract its obligations under this Agreement subject to the limitations imposed by this Section 13.1. Neoforma shall not subcontract any of the following without the prior written consent of Novation, such consent not to be unreasonably withheld:

          (i) any Services involving any contact or interface with Members, including, without limitation, sales efforts, implementation and integration and call center services; or

          (ii) any Services to a Novation Competitor.

     13.2 Novation's Right to Revoke Approval. Novation shall have the right during the Term to revoke its prior approval of a subcontractor and direct Neoforma to replace such subcontractor as soon as possible if the subcontractor's performance is materially deficient, good faith doubts exist concerning the subcontractor's ability to render future performance because of changes in the subcontractor's ownership, management, financial condition, or otherwise, or there have been material misrepresentations by or concerning the subcontractor.

     13.3 Continuing Responsibility. Neoforma shall remain responsible for obligations performed by subcontractors to the same extent as if such obligations were performed by Neoforma's employees. Neoforma shall be Novation's sole point of contact regarding the Services, including with respect to payment.

     13.4 Confidential Information. Neoforma shall not disclose Confidential Information of any of Novation, VHA, UHC or HPPI to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information as required of Neoforma under this Agreement.

14.  INSURANCE

     14.1 Insurance. Each of Neoforma and Novation shall determine the types and amounts of insurance coverage it requires in connection with this Agreement, including, without limitation, general public liability, property damage and workers compensation insurance. Neither Neoforma nor Novation is required to obtain insurance for the benefit of the other, including, without limitation, business interruption insurance. Each of Neoforma and Novation will pay all costs and receive all benefits under policies arranged by it, and each waives rights of subrogation it may otherwise have regarding the other's insurance policies.

     14.2 Proof of Insurance. When requested by Neoforma or Novation, an insurance certificate indicating the coverage described in Section 14.1, issued by an insurance company licensed to do business in the relevant state or states and signed by an authorized agent, shall be furnished by the insured party to the requesting party. Each of Neoforma and Novation shall provide the other with at least 30 days prior written notice of any cancellation or material modification of such insurance.

15.  INDEMNITY

     15.1 Neoforma Indemnity. Subject to Section 15.4, Neoforma shall indemnify, defend and hold harmless each of Novation, VHA, UHC and HPPI and each of their Affiliates, officers, directors, employees, consultants and agents from and against any and all damages, liabilities, claims, actions, suits, proceedings, costs, charges and expenses, including reasonable attorneys' fees (collectively, "Losses"), incurred or sustained by any of such persons as a result of or from any third-party claim relating to (i) any claims based on Neoforma's confidentiality obligations contained in Section 11 or its warranties contained in Section 12; (ii) the failure of Neoforma to perform any of its obligations under any agreement between Neoforma and a third party (including, without limitation, any agreements between Neoforma and a Supplier); (iii) any claims arising out of Neoforma's breach of this Agreement; (iv) any claim arising out of the death of or bodily injury to any employee of any of Novation, VHA, UHC and HPPI and each of their Affiliates (or their respective subcontractors) to the extent caused by the negligence or willful misconduct of Neoforma or its Affiliates; (v) the loss of or damage to the real or tangible personal property (whether owned or leased) of each of Novation, VHA, UHC and HPPI and each of their Affiliates, officers, directors, employees, consultants and agents to the extent caused by the negligence or willful misconduct of Neoforma or its Affiliates; (vi) any third-party claim that arises in connection with the use by any of Novation, VHA, UHC and HPPI and each of their Affiliates of any deliverables or services provided by Neoforma to any of Novation, VHA, UHC and HPPI and each of their Affiliates under this Agreement, except to the extent covered by Novation's indemnities set forth in Section 15.2;
          (vii) Neoforma's failure to pay and discharge any taxes (including interest and penalties) for which Neoforma is responsible pursuant to the terms of this Agreement; (viii) any claim asserted against any of Novation, VHA, UHC and HPPI and each of their Affiliates by an employee of Neoforma to the extent such claim arises from decisions, acts, omissions or violations of statute by Neoforma with respect to such employee's employee/employer relationship with Neoforma.

     15.2 Novation Indemnity. Subject to Section 15.4, Novation shall indemnify, defend and hold harmless each of Neoforma and its Affiliates, officers, directors, employees, consultants and agents from and against any and all Losses awarded against or paid in settlement by Neoforma, incurred or sustained by any of such persons as a result of or from any third-party claim relating to (i) any claims based on Novation's confidentiality obligations contained in Section 11 or its warranties contained in Section 12; (ii) the failure of Novation to perform any of its obligations under any agreement between Novation and a third party; (iii) any claims arising out of Novation's breach of this Agreement; (iv) any claim arising out of the death of or bodily injury to any employee of Neoforma or its Affiliates (or their respective subcontractors) to the extent caused by the negligence or willful misconduct of Novation or its Affiliates; (v) the loss of or damage to the real or tangible personal property (whether owned or leased) of Neoforma and its Affiliates, officers, directors, employees, consultants and agents to the extent caused by the negligence or willful misconduct of Novation or its Affiliates; (vi) any third-party claim that arises in connection with the use by Neoforma and its Affiliates or any deliverables or services provided by Novation to any of Neoforma or its Affiliates under this Agreement, except to the extent covered by Neoforma's indemnities set forth in
          Section 15.1; (vii) Novation's failure to pay and discharge any taxes (including interest and penalties) for which Novation is responsible pursuant to the terms of this Agreement; or (viii) any claim asserted against Neoforma by an employee of Novation to the extent such claim arises from decisions, acts, omissions or violations of statute by Novation with respect to such employee's employee/employer relationship with Novation.

     15.3 Infringement Claims.

          15.3.1 Each of Neoforma and Novation, at their respective expense, shall indemnify, defend and hold harmless the other party and its Affiliates, and their respective officers, directors, employees, consultants, agents, successors and assigns, from and against any and all Losses arising from any Services, software, hardware or the indemnitor's Materials ("Item(s)") provided or delivered by the indemnitor to the indemnitee under this Agreement, when used in conformity with all applicable written instructions and documentation, (i) infringes any patent in any country that is a signatory to the Patent Cooperation Treaty, (ii) infringes any copyright in any country that is a signatory to the Berne Convention for the Protection of Literary and Artistic Works, or (iii) constitutes misappropriation of any trade secret in any country in which a trade secret right exists such that it would be enforceable in the United States (each such third-party claim, action, suit or proceeding, an "Infringement Claim").

          15.3.2 Notwithstanding anything to the contrary herein, the indemnitor shall have no obligation to defend or indemnify the indemnitee for any Infringement Claim to the extent arising out of or relating to modifications to any Item made by or on behalf of the indemnitee where but for such modifications there would have been no Infringement Claim.

          15.3.3 If the indemnitee's use of any Item is enjoined or otherwise prohibited, or if the indemnitor reasonably believes that there exists a threat of the same, the indemnitor shall have the right, in its sole discretion and at its expense, in addition to its indemnification obligations above, to (i) obtain for the indemnitee the right to continue to use the affected Item,
                 (ii) replace the affected Item with a non-infringing product or service that will not degrade the performance quality of the affected component of the Services or (iii) modify the affected Item so that it becomes non-infringing. If the alternatives in (i), (ii) and (iii) are not feasible, the indemnitor shall remove the Item from the Services and equitably adjust the charges to reflect such removal.

          15.3.4 THIS SECTION SETS FORTH THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNITEES, AND THE ENTIRE OBLIGATION AND LIABILITY OF THE INDEMNITOR, AS TO ANY INFRINGEMENT CLAIMS IN CONNECTION WITH ANY ACTIVITY UNDER THIS AGREEMENT.

     15.4 Indemnity Procedures. The party seeking indemnification under Section
          15.1 through 15.3, as the case may be (the "Indemnified Party"), shall give prompt written notice to the other party (the "Indemnifying Party"). In addition, the Indemnified Party shall allow the Indemnifying Party to direct the defense and settlement of any such claim, with counsel of the Indemnifying Party's choosing that is reasonably acceptable to the Indemnified Party, and will provide the Indemnifying Party, at the Indemnifying Party's expense, with information and assistance that is reasonably necessary for the defense and settlement of the claim. The Indemnified Party reserves the right to retain counsel, at the Indemnified Party's sole expense, to participate in the defense of any such claim. The Indemnifying Party shall not settle any such claim or alleged claim without first obtaining the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, if the terms of such settlement would not adversely affect the Indemnified Party's rights under this Agreement.

16.  LIMITATION OF LIABILITY

     16.1 Limitations. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

     16.2 Exceptions. The limitation set forth in Section 16.1 above will not apply to (i) Neoforma's obligations under Section 11, Section 15.1,
           Section 15.3 or Section 16.3, (ii) Novation's obligations under
           Section 11, Section 15.2 or Section 15.3, (iii) Neoforma's willful misconduct or gross negligence in the provision of Services or (iv) Neoforma's wrongful termination or abandonment of this Agreement.

     16.3  Liquidated Damages.

           16.3.1 Neoforma acknowledges that proper achievement of each of the functions and responsibilities as shall be agreed upon and set forth in the Functionality Roadmap and the completion of each functional deliverable (as shall be defined in the Functionality Roadmap) within the time frames specified pursuant to the process set forth therein (or as otherwise agreed to by Neoforma and Novation) are critical to the business operations of Novation. In connection therewith, Neoforma agrees that if any of its functions and responsibilities or any of the functions and responsibilities with respect to any functional deliverable (as shall be described in the Functionality Roadmap) are not properly achieved by the applicable target date (a "Failure"), such Failure shall be deemed to constitute a material breach of Neoforma's service obligations under this Agreement. Upon such Failure, Neoforma shall pay liquidated damages to Novation for each day past the applicable target date in which the objective is still not achieved in the amount of
                   (i) *; provided, however, that any Failure by Neoforma to complete any of its functions and responsibilities under the Functionality Roadmap or any functional deliverable within the time frames to be agreed upon as described in the Functionality Roadmap shall be excused if and to the extent
                   (A) such Failure by Neoforma resulted principally from a material failure by Novation to perform its obligations in respect of such Phase (as such obligations are set forth pursuant to the Functionality Roadmap) and (B) Neoforma used commercially reasonable efforts to perform notwithstanding Novation's failure to perform; provided, further, that any Failure by Neoforma pursuant to the preceding proviso shall only be excused for a number of days equal to the number of days Novation failed to perform its obligations in respect of such function, responsibility or functional deliverable (as such obligations are set forth pursuant to the Functionality Roadmap). Notwithstanding the foregoing, Neoforma shall not be required to pay any liquidated damages under this Section
                   16.3.1 until the * occurrence of Failures in any consecutive
                   * period. Upon the occurrence of the * such Failure, Neoforma shall retroactively pay liquidated damages in respect of each Failure in such period (including the * previous Failures) in an amount equal to the amount that would have been paid by Neoforma if each such prior Failure

________________

   * Confidential treatment requested.

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

                   had not been subject to the exception in the penultimate sentence of this Subsection 16.3.1.

           16.3.2 Neoforma acknowledges that proper achievement of the Service Levels as shall be set forth in the Service Level Specifications (including those Service Levels which will be determined after the Effective Date) are critical to the business operations of Novation. Accordingly, in connection with any failure to meet Service Levels, Neoforma and Novation shall agree on a methodology whereby Neoforma shall pay to Novation liquidated damages up to * of the aggregate of all Novation Marketplace Transaction Fees received by Neoforma during the calendar month that such Service Levels were not met by Neoforma. Such methodology shall be defined in the Service Level Specifications.

           16.3.3 The parties agree that the damages provided in this Section 16 apply only with respect to the failures to perform described in Subsections 16.3.1 and 16.3.2. Moreover, the parties agree that the damages provided in this Section 16 are a reasonable estimate of the damages that would be suffered by Novation as a consequence of the failures described in Subsections 16.3.1 and 16.3.2 and do not constitute a penalty (the parties hereby acknowledging the inconvenience and difficulty of otherwise obtaining an adequate remedy). Notwithstanding anything to the contrary in this Agreement, the aggregate amount of liquidated damages paid by Neoforma to Novation pursuant to this Section 16.3 (including all payments to be agreed upon and described in the Functionality Roadmap and the Service Level Specifications) shall not exceed *.

17.  AUDIT RIGHTS

     17.1 General. Upon 10 days prior notice from Novation, Neoforma shall provide to such auditors as Novation may designate in writing, subject to the limitation imposed by Section 17.3, access during normal business hours to Neoforma's applicable facilities and to appropriate Neoforma management personnel and subcontractors, and to the data and records maintained by Neoforma with respect to the Services for the purpose of (i) performing audits and inspections of Neoforma and its businesses, (ii) to verify the integrity of Novation Materials and Neoforma Materials, (iii) to examine the systems that process, store, support and transmit such Novation Materials, (iv) to verify user volume reports, (v) to verify the accuracy of Novation Marketplace Transaction Fees and (vi) to confirm Neoforma's compliance with this Agreement. To the extent applicable to the Services performed by Neoforma, the scope of such audits may include, without limitation, (i) Neoforma's practices and procedures, (ii) the adequacy of general controls and security practices and procedures and (iii) the adequacy of disaster

________________

   * Confidential treatment requested.

           recovery and back-up procedures. Subject to Section 17.6, such audits shall be conducted at Novation's expense.

     17.2 Frequency of Audits. Operational audits, to examine the technological aspects of Neoforma's provision of Services, may not be conducted more than once in any 12-month period. Financial audits, which examine Neoforma's financial records, and other supporting records, may not be conducted more than once in any 12-month period. Novation may, at its election, conduct operational and financial audits concurrently.

     17.3 Auditors. For the purposes of conducting financial audits, Novation may designate any internal auditor who customarily audits contract compliance issues for Novation or any nationally recognized accounting firm. For the purposes of conducting operational audits, Novation may designate any party to act as its auditor, subject to Neoforma's consent, which shall not be unreasonably delayed or withheld.

     17.4 Record Retention. In order to document the Services and the Novation Marketplace Transaction Fees paid or payable by Novation under this Agreement, Neoforma shall retain its standard records and supporting documentation for at least seven years.

     17.5 Cooperation. Neoforma shall use commercially reasonable efforts to assist such auditors, inspectors, regulators and representatives in connection with such audits and inspections.

     17.6 Overcharges. If, as a result of any such audit, Novation determines that Neoforma has overcharged Novation, Novation shall notify Neoforma of the amount of such overcharge and Neoforma shall promptly pay to Novation the amount of the overcharge, plus interest at a rate of 1.5% per month or the maximum rate permitted by law, whichever is less, calculated from the date of receipt by Neoforma of the overcharged amount until the date of payment to Novation. If any such audit reveals an overcharge to Novation during any 12-month period exceeding 5% of all Novation Marketplace Transaction Fees in the aggregate paid by Novation during such period, Neoforma shall reimburse Novation for the out-of-pocket costs and expenses incurred for such audit.

18.  DISPUTE RESOLUTION

     18.1 Resolution of Disputes. Except as otherwise provided in this Section 18, any and all disputes arising out of or in connection with the execution, interpretation, performance or nonperformance of this Agreement (each such dispute, a "Disputed Matter") will be resolved by the procedures established in this Section 18.

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

     18.2 Negotiations and Escalation. Each party shall use commercially reasonable efforts expeditiously to resolve any Disputed Matter which arises from time to time between it and any of the other parties on a mutually acceptable negotiated basis. In connection therewith, any party involved in a Disputed Matter may deliver a notice to each of the other parties (an "Escalation Notice") demanding an in-person meeting of the senior level management representatives of the parties involved (and providing, as a courtesy, notice to the parties not involved). Any agenda, location or procedures for such discussions or negotiations may be established by the parties to the Disputed Matter, but such parties shall, in any event, meet within 10 days after the delivery of the Escalation Notice. The parties to a Disputed Matter may, if they mutually so desire, retain a mutually agreed upon mediator to assist in resolution of the Disputed Matter, but (i) all statements and opinions of such mediator shall be only advisory and shall be inadmissible in any subsequent proceedings between the parties concerning the Disputed Matter, (ii) the parties thereto shall bear the costs of any such mediation equally (but each party to the mediation shall be responsible for its own expenses) and
           (iii) mediation is not a prerequisite to arbitration. If the parties to the Disputed Matter are unable to resolve it by the earlier of (i) 30 days after the delivery of the Escalation Notice or (ii) the conclusion of the meeting held pursuant to the applicable Escalation Notice, then any party thereto may institute arbitration, as provided below, concerning the Disputed Matter.

     18.3 Appointment of Arbitral Body. Except as provided in Section 18.11, any Disputed Matters not resolved pursuant to Section 18.2 or otherwise settled between the parties will be finally resolved solely by arbitration, by a single arbitrator appointed in accordance with the rules and procedures (the "Rules") of the American Arbitration Association, or if the American Arbitration Association is no longer conducting such arbitrations, a successor organization thereto or such other private arbitration service as the parties shall mutually agree (the actual authority involved, the "Arbitral Body"). Except as set forth below in Sections 18.10 and 18.11, the parties renounce all recourse to litigation to resolve Disputed Matters and agree that the Award of the arbitrator will be final and subject to no judicial review.

     18.4 Qualifications of Arbitrator. The arbitrator shall be selected pursuant to the rules and procedures of the Arbitral Body, but shall be (i) impartial and will not have been employed by or affiliated with any of the parties to this Agreement or any of their respective Affiliates, (ii) experienced in commercial dispute resolution and
           (iii) familiar with commercial business practices in the medical supplies procurement business or the business involved in the Disputed Matter. If the Arbitral Body is unable to provide an arbitrator with the qualifications set forth in this Section 18.4, the Arbitral Body will consult with the parties and consider their recommendations for the arbitrator.

     18.5 Initiation of Arbitration and Procedures. After the expiration of the 30-day period referred to in Section 18.2, arbitration procedures may be initiated concerning a

               Disputed Matter by any of the parties thereto by giving written notice to the other parties thereto and in compliance with any of the applicable Rules. If not specified by the Rules, such notice shall be given to the parties to the Disputed Matter in the manner provided generally for notices in this Agreement. Any notice will specify in reasonable detail the dispute being submitted to arbitration and comply with all other Rules concerning commencement of arbitration.

          18.6 Procedures. The arbitrator will conduct the proceedings, including arguments and briefs, in accordance with the Rules; provided that the provisions of this Section 18 will prevail in the event of any conflict between the Rules and its provisions. Within five days after his or her appointment, the arbitrator shall contact the parties to the Disputed Matter and arrange an initial conference with them, to be conducted within 30 days after his or her appointment, at which conference (the "Hearing Conference") the arbitrator and the parties will establish procedures (based on a brief written plan submitted in letter form by each party to the Disputed Matter in advance of such Hearing Conference concerning expected measures to prepare for hearing on the merits) and a schedule for the resolution of the Disputed Matter by hearing on the merits in a timely and efficient manner, giving due consideration to the nature and extent of the Disputed Matter, the apparent complexity of preparations for, and complexity of, hearing on its merits and other factors (such as third-party litigation pending against one of the parties on the same subject-matter as raised in the Disputed Matter). In the event of a dispute concerning such procedures at the Hearing Conference, the arbitrator shall have the power to impose the schedule upon the parties to the Disputed Matter, giving due consideration to resolution of the Disputed Matter by a full and fair hearing on the merits. The arbitrator shall include in procedures established at the Hearing Conference provisions which permit the parties to engage in reasonable, limited discovery in preparation for hearing on the merits and which protect and preserve privileges and shield confidential proprietary information from disclosure. The hearing on the merits will be held within 60 days after the Hearing Conference, and evidentiary matters at such hearing will be determined in accordance with the Federal Rules of Evidence as applied at the place of arbitration.

          18.7 Governing Law; Jurisdiction. The arbitrator will decide the issues submitted in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law will be determined under the laws of the State of New York. The parties consent to venue in the State in which the principal place of business of the party initiating arbitration regarding a Disputed Matter is located.

          18.8 Arbitration Award. All decisions of the arbitrator will be in writing and submitted to the parties, and the decision after hearing on the merits which announces resolution of the Disputed Matter (the "Award") shall, in addition, set forth findings of fact and conclusions of law to support the arbitrator's resolution of the merits of the Disputed Matter. The arbitrator will issue the Award within 30 days after completion of the hearing on the merits.

              18.9 Cooperation of the Parties. The parties to the Disputed Matter will facilitate the arbitration by (i) making availableto one another and to the arbitrator for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrator to be relevant to the dispute, (ii) conducting arbitration hearings to the greatest extent possible on successive days and (iii) observing strictly the time periods and procedures established by the Rules or by the arbitrator for submission of evidence or briefs, conduct of the hearing on the merits and preparations therefor.

              18.10 Costs. All costs of the arbitration shall initially be borne equally by the parties thereto as incurred, but upon completion of the arbitration, the arbitrator shall award to the prevailing party, as determined by the arbitrator in accordance with principles of New York law for determining prevailing parties in litigation, all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals or experts incurred by the prevailing party.

              18.11 Judgment on the Award; Enforcement. Judgment on the Award
                    may be entered in any court having jurisdiction and procedures therefor. Each party agrees that any Award of an arbitrator against it and on which judgment is entered may be executed against the assets of any party which is a judgment debtor or otherwise enforced in any jurisdiction pursuant to the procedures in and protections of such jurisdiction which are generally applicable to enforcement of judgments, including provision in such jurisdiction for the enforcement of equitable remedies provided in the Award.

              18.12 Preservation of Equitable Relief; Third-Party Litigation.
                    Notwithstanding any provision of this Section 18 to the contrary, any party will be entitled (i) to seek a temporary restraining order or injunctive or other equitable relief in any court of competent jurisdiction with respect to a breach (or attempted or threatened breach) of this Agreement by any party (including, without limitation, the matters referred to in Subsection 9.9.5) or (ii) to institute litigation or other formal proceedings to the extent necessary (A) to enforce the award of the arbitrator, (B) to avoid the expiration of any applicable limitations period or (C) to preserve a superior position with respect to other creditors. Nothing in this Section 18 shall prevent parties to this Agreement who become involved in a Disputed Matter and who have become parties to litigation instituted by a third party concerning facts involved in such Disputed Matter from resolving disputes between them arising in connection with such Disputed Matter through such litigation in lieu of arbitration under this Section 18.

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

         18.13 Continued Performance. Each party agrees to continue performing its obligations under this Agreement during the pendency of any dispute resolution process conducted in accordance with this Section 18.

19.      GUARANTY OF PERFORMANCE

         19.1 VHA and UHC Guarantees. Subject to Section 19.4, VHA and UHC agree, severally but not jointly, that they will be responsible for the obligations and liabilities of Novation under this Agreement, as follows:

                  (i) to the extent that any such obligation or liability relates primarily to any action or omission by UHC or an UHC Member, UHC shall be responsible;

                  (ii) to the extent that any such obligation or liability relates primarily to any action or omission by VHA or a VHA Member, VHA shall be responsible; and

                  (iii) to the extent that the allocations set forth in (i) and (ii) are not applicable, VHA and UHC shall be responsible in accordance with the allocation provisions set forth in Section 8.12.

         19.2 VHA and UHC Waivers. Each of VHA and UHC hereby waives the following with regard to its guaranty obligations under this Section 19:

                  (i) any right to require Neoforma to pursue any other remedy in Neoforma's power whatsoever, other than Neoforma proceeding exclusively against VHA or UHC with respect to a liability described in Section 19.1 (iii)

                  (ii) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation or contribution of VHA or UHC against Neoforma, or against one another;

                  (iii) any defense of discharge, relief or stay of the principal's obligations hereunder based upon a filing of or against Novation under the U.S. Bankruptcy Code or Novation's request for any relief of its obligations under this Agreement based on laws for the relief of debtors generally;

                  (iv) any right to be informed by Neoforma of the financial or other condition of Novation or of VHA or UHC or any change therein or any other circumstances bearing upon the risk of nonperformance by Novation; and

                  (v) any defense of exoneration or release based on amendment of this Agreement.

                  Each of VHA and UHC agrees that its guarantee, as set forth in
                  Section 19.1, constitutes a guarantee of payment when due and not of collection.

         19.3 Scope of Liability. Neither VHA's nor UHC's obligations and liabilities under this Agreement shall be subject to any set-off, reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of its obligations and liabilities under this Agreement; excluding, however, any defenses based upon Neoforma's failure to perform any of its obligations under this Agreement.

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

     19.4  Continued Performance by Neoforma.

           19.4.1 In the event that the Operating Agreement, dated October 21, 1997, as amended from time to time, between VHA and UHC is terminated (and not replaced by any successor document) (the "Novation Dissolution"), Neoforma agrees that it shall continue to perform its obligations under this Agreement for a period of no less than * following the date of such termination (and any additional Termination Assistance Period required by this Agreement). Additionally, during such * period, Neoforma shall offer to enter into separate agreements with each of VHA and UHC upon substantially similar terms and conditions and pursuant to which Neoforma will provide services substantially similar to the Services provided hereunder at the time of such termination and create separate proprietary marketplaces for each of VHA and UHC. The price for the aggregate services to be rendered under the new separate agreements shall be substantially similar to the price paid by Novation hereunder at the time of such termination; provided, however, that with respect to each of the separate agreements, (i) VHA and UHC (in their separate agreements) will provide services substantially similar to those being provided by Novation hereunder (or, if either
                   VHA or UHC elects not to provide such services, Neoforma and the party so electing will negotiate in good faith to adjust the cost of the services to be provided by Neoforma to such party), and (ii) Neoforma may charge VHA or UHC, as applicable, incremental costs associated with the transition of services provided by Neoforma from the Novation Marketplace to the separate marketplaces, including, without limitation, incremental costs relating to establishing a separate "look and feel" to the proprietary marketplaces and creating separate marketplaces.

           19.4.2 Notwithstanding the foregoing, neither VHA nor UHC shall be obligated to enter into an agreement with Neoforma as described in Subsection 19.4.1. In the event that either VHA or UHC elects not to enter into such an agreement with Neoforma, then that party's obligations to Neoforma shall be limited to its guarantee under Section 19.1 hereunder.

20.  GENERAL PROVISIONS

     20.1 No Waiver. The delay or omission by any party to exercise or enforce any right or power of any provision of this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance. A waiver by any party hereto of any of the covenants to be performed by any other or any breach thereof shall not

_______________________________

 * Confidential treatment requested.

           be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

     20.2 Entire Agreement. This Agreement, the Exhibits attached hereto, and all other agreements contemplated by this Agreement to be agreed upon by the parties hereto pursuant to the terms of this Agreement (the "Contemplated Agreements"), together constitute the complete and exclusive agreement between the parties hereto, and supersede any and all prior agreements of the parties with respect to the subject matter hereof. Except in the case of Section 8.12 (which may be amended with the approval of VHA and UHC only), this Agreement, the Exhibits attached hereto and the Contemplated Agreements may be amended or modified, or any rights under it waived, only by a written document executed by all parties. For the avoidance of doubt, the term "Agreement", as used throughout this document, shall include the Contemplated Agreements.

     20.3 Publicity. Except as required by law or provided in this Agreement, no party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of all other parties. The parties will cooperate prior to the filing of any public document which may require the filing of this Agreement as an exhibit or the filing of a description thereof in order to preserve the confidentiality and proprietary information contained herein.

     20.4 Covenant of Good Faith. Each party agrees that, in its respective dealings with all other parties under or in connection with this Agreement, it shall act in good faith.

     20.5 Compliance with Laws and Regulations. Each of Neoforma and Novation shall perform its respective obligations under this Agreement in a manner that complies with applicable law, including, without limitation, identifying and procuring required permits and approvals.

     20.6 Assignment; Successors and Assigns. This Agreement will be binding on the parties hereto and their respective successors and permitted assigns. No party may, or will have the power to, assign this Agreement without the prior written consent of all other parties. For the purposes of this Section 20.6, any assignment by operation of law, under an order of any court, or pursuant to any Neoforma Change of Control, plan of merger, consolidation, reorganization, or liquidation or will be deemed an assignment for which prior consent is required, and any assignment made without such consent will be void and of no effect as between the parties. Notwithstanding the forgoing, no assignment made in respect of or as a result of any dissolution of Novation will be deemed an assignment for which prior consent is required, and such assignment will be valid.

     20.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to or application of conflicts of law rules or principles.

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

     20.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given if sent by prepaid registered or certified United States mail, return receipt requested, overnight mail with a nationally recognized overnight mail courier, or sent by facsimile or similar communication, and confirmed by such mail, postage prepaid, addressed to another party at the address shown below or at such other address for which such party gives notice hereunder. Notices will be deemed given five business days after deposit in the U.S. Mail, two business days after deposit with an overnight mail courier, or when confirmation of receipt is obtained if sent by facsimile or similar communication, or if by personal delivery, when received, as applicable:

If to Novation:                         With a copy to:

Novation, LLC                           Baker Botts L.L.P.
125 East John Carpenter Freeway         2001 Ross Avenue
Irving, Texas  75062                    Dallas, Texas  75201-2980
Facsimile: (972) 581-5778               Facsimile: (214) 953-6503
Attn:  General Counsel                  Attn: Sarah M. Rechter, Esq.

If to VHA:                              With a copy to:

VHA, Inc.                               Skadden, Arps, Slate, Meagher & Flom LLP
220 East Las Colinas Boulevard          1440 New York Avenue, N.W.
Irving, Texas 75039-5500                Washington, DC  20005
Facsimile: (972) 830-0391               Facsimile: (202) 393-3760
Attn:  Chief Financial Officer          Attn: C. Kevin Barnette, Esq.

If to UHC:                              With a copy to:

University Health System Consortium     McDermott, Will & Emery
2001 Spring Road, Suite 700             227 West Monroe Street
Oak Brook, Illinois 60523               Chicago, Illinois 60606
Facsimile: (630) 954-4730               Facsimile: (312) 984-7700
Attn:  Executive Vice President         Attn:  Virginia H. Holden, Esq.
       General Counsel

If to Neoforma:                         With a copy to:

Neoforma, Inc.                          Fenwick & West LLP
3061 Zanker Road                        Two Palo Alto Square
San Jose, California  95134             Palo Alto, California  94306
Facsimile:  (408) 468-4000              Facsimile: (650) 494-1417
Attn:  General Counsel                  Attn: Gordon K. Davidson, Esq.
                                              Ralph M. Pais, Esq.

     20.9 No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other, except as expressly provided herein. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

     20.10  Force Majeure.

            20.10.1 Subject to 20.10.2, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by: flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, or any other cause beyond the reasonable control of such party, provided that (i) the non-performing party is without fault in failing to prevent or causing such default or delay and
                     (ii) such default or delay cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (including with respect to Neoforma, by Neoforma executing its disaster recovery plans).

            20.10.2 In such event, the non-performing party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. With respect to Neoforma's performance, such efforts shall be no less than the efforts used for any other customer of Neoforma. Any party so delayed in its performance shall immediately notify the party to whom performance is due by telephone (to be confirmed in writing within two days after the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

            20.10.3 Notwithstanding anything in this Section 20.10 to the contrary, upon the occurrence of an event described in Subsection 20.10.1 that substantially prevents, hinders or delays performance of services necessary for the performance of "critical functions" of such party for more than *, such party to whom such affected or delayed performance is due will have the right to immediately terminate this Agreement. For the purposes of this Subsection 20.10.3, "critical functions" means with respect to a party, those business functions that are reasonably and in good faith determined by that party to be essential and critical to its business operations or the business operations of its Members.

     20.11 Interest. Any payment under this Agreement which is not paid when due, shall accrue interest at the lower of a monthly rate of 1.5% or the highest amount allowed by law.

______________________________

 * Confidential treatment requested.

     20.12 Program Management. Neoforma and Novation shall meet to develop a program management plan to manage the delivery of Services hereunder. Such plan shall have features similar to those illustrated in Exhibit F.

     20.13 Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

     20.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which, together, will constitute one and the same instrument.

     20.15 Headings. Section headings are included for only convenient reference and do not describe the sections to which they relate.

     20.16 Section 365(n) Matters. Neoforma acknowledges that if Neoforma as a debtor-in-possession or a trustee in bankruptcy in a case under the U.S. Bankruptcy Code rejects this Agreement, the Contemplated Agreements, or any agreement supplementary hereto or thereto, Novation may elect to retain its rights under this Agreement, the Contemplated Agreements, or any agreement supplementary hereto or thereto, as and to the extent provided in Section 365(n) of the U.S. Bankruptcy Code. Upon the written request of Novation to Neoforma or the bankruptcy trustee, Neoforma or such bankruptcy trustee, as provided in Section 365(n) of the U.S. Bankruptcy Code, (i) shall provide to Novation the intellectual property for the Services as described in this Agreement, including all third-party software and all Neoforma-owned software, and (ii) shall not interfere with the rights of Novation as provided in this Agreement or any agreement supplementary hereto, including each Functionality Roadmap, the Service Level Specifications, or any escrow agreement that may be entered, to obtain such intellectual property from the bankruptcy trustee.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEOFORMA, INC.                               NOVATION, LLC


By:    /s/ Robert J. Zollars                 By:    /s/ Mark McKenna
   ----------------------------------------     --------------------------------

Name:  Robert J. Zollars                     Name:  Mark McKenna
     --------------------------------------       ------------------------------

Title: Chairman and Chief Executive Officer  Title: President
      -------------------------------------        -----------------------------

Date:  September 30, 2002                    Date:  September 30, 2002
     --------------------------------------       ------------------------------


VHA, INC.                                    UNIVERSITY HEALTH SYSTEM CONSORTIUM



By:    /s/ Curt Nonomaque                    By:    /s/ Robert J. Baker
   ----------------------------------------     --------------------------------

Name:  Curt Nonomaque                        Name:  Robert J. Baker
     --------------------------------------       ------------------------------

Title: Chief Financial Officer               Title: President and Chief
      -------------------------------------        -----------------------------
                                                    Executive Officer
                                                   -----------------------------

Date:  September 30, 2002                    Date:  September 30, 2002
     --------------------------------------       ------------------------------

                                             * Subject to approval by UHC's
                                             Governing Committee on October 16,
                                             2002
HEALTHCARE PURCHASING
PARTNERS INTERNATIONAL, LLC


By:    /s/ Mark McKenna
   ----------------------------------------

Name:  Mark McKenna
     --------------------------------------

Title: Chief Executive Officer
      -------------------------------------

Date:  September 30, 2002
     --------------------------------------


                  [Signature Page To Third Amended and Restated
                      Outsourcing and Operating Agreement]

                                    EXHIBIT G

                                  MINIMUM FEES

     The Minimum Fees shall be determined by *; in any : *


     In determining the foregoing calculation, the *. By way of example *.

_______________________

   * Confidential treatment requested.

                                    EXHIBIT H



*
_______________________

   * Confidential treatment requested.

                                    EXHIBIT I

                                TARGET FEE LEVELS

*
_______________________

   * Confidential treatment requested.

                                    EXHIBIT J

                                2002 ESTIMATED*

Date                                                          Payment
-----------------------------------------------------------------------
*

_______________________

   * Confidential treatment requested.

                                    EXHIBIT K

                          CURRENT FUNCTIONALITY ROADMAP

*




_______________________
 * Confidential Treatment Requested

FUNCTIONALITY ROADMAP SEPTEMBER 30, 2002

Attached is the Functionality Roadmap for Marketplace@Novation for *.

[_] "Future" column represents functionality to be considered in future releases. It does not represent a time commitment.

[_]  "Deferred or Not Doing" functional deliverables that have been moved out of
     * and needs validation to determine whether it stays on the roadmap are also in the Future Column. Validation might include *.

This version of the Committed Functional Roadmap is hereby accepted and approved by Novation:

Signature: ______________________________________

Name: ___________________________________________

Date: ___________________________________________


To Signor: Initial each page of this Roadmap.




_______________________

   * Confidential treatment requested.

Neoforma and Novation Confidential               Novation Approver Initials
                                               Novation Approval Date: 9/30/2002

_______________________

   * Confidential treatment requested.

Neoforma and Novation Confidential               Novation Approver Initials
                                               Novation Approval Date: 9/30/02

                                    EXHIBIT L

                        COLLABORATIVE MARKETING AGREEMENT

Novation and Neoforma Marketing Communications, Product Marketing and Public Relations departments agree to work collaboratively on the development of an annual Marketing communications plan and distribution of all marketing materials, all press releases and all messaging concerning Marketplace@Novation. Specifically, Novation and Neoforma agree that in circumstances where specific approvals are required by either party or both, such approvals will not be unreasonably withheld. Further the parties agree to these specific processes:

   1. Novation and Neoforma will collaborate on the development of overall messages and positioning of Marketplace@Novation. The owner and final decision maker will be Novation marketing. These messages will be reviewed and agreed to on a quarterly basis.

   2. Neoforma will obtain Novation input and approval for any communications directed to VHA, UHC, HPPI members and suppliers (including Novation contract suppliers as well as non-contract suppliers who may participate in M@N) concerning Neoforma and/or Marketplace@Novation (48 hour turnaround).

   3. A consensus will be reached between Novation and Neoforma when developing communications around technology applications, such as roadmaps, functionality rollouts and implementation of new products, directed to VHA, UHC, HPPI members and suppliers.

   4. Neoforma-issued press releases that include messaging or positioning of Marketplace@Novation will reflect and support the collaboratively-developed overall messages as described in #1 above and require the approval of Novation Public Relations.

   5. Novation and Neoforma agree to collaborate on the selection of members or contract suppliers for Marketplace@Novation PR and or Marketing initiatives that involve testimonials or "best practice" promotional activities in order to ensure that they are members or suppliers in good standing.

   6. All jointly-issued press releases that include messages or positioning of Marketplace@Novation will be approved by both Neoforma and Novation Public Relations.

   7. All branded communications vehicles that include the Marketplace@Novation logo will also include the "powered by Neoforma" logo as specified in the Marketplace@Novation Branding Guidelines.

   8. Neoforma and Novation will each obtain approval for the use of the other's logo(s).

   9. The working teams should use the principles outlined above to come to consensus. If a situation arises where the working teams cannot reach agreement then issues should be escalated to the appropriate managers for resolution. It's anticipated that escalations will be rare.

                                    EXHIBIT M

                        COLLABORATIVE DEVELOPMENT PROCESS

                         (WITH TECHNICAL SPECIFICATIONS)

Definitions

"Functionality Roadmap(s)" shall mean the document(s) setting forth the ideas and deliverables that are proposed and approved by Novation and Neoforma for implementation on the Novation Marketplace. Each such idea will be developed in accordance with the collaborative development process and each will have a Functionality Roadmap Completion Date (as defined below). The Functionality Roadmaps will be monitored through the Functionality Roadmap (as defined elsewhere in this Collaborative Development Process).

"Functionality Roadmap Completion Date", for Functionality Roadmaps is the date that each Functionality Roadmap is (i) fully developed, ready for implementation, and deployable for use in connection with the Novation Marketplace and (ii) approved by Novation as complying in all material respects with its vision, design and functionality specifications, which approval may not be unreasonably withheld or delayed, by the applicable Functionality Roadmap Completion Date.

"Member-User(s)" shall mean those Users that are registered participants within the Member organizations. This term may also be used to include those Users that are registered participants within Novation Marketplace Supplier organizations.

"Formulary" shall mean a listing of Products and other content, customized for a Member or Member-User, that appears on the Novation Novation Marketplace or the HPPI Novation Marketplace.

"Implementation Plan" shall mean a plan to implement the functionality requirements, which shall consist of (A) a statement of work (such as a product requirements document) describing the detailed functionalities to be provided by Neoforma, (B) a "workplan," describing the respective responsibilities (including deliverables) of Neoforma and Novation as well as the timetable for fulfilling such responsibilities and (C) a "testing plan," describing the process and timetable for the testing of functionalities before actual implementation on the Novation Marketplace.

"Functionality Roadmap Change(s)" shall mean any approved functional deliverable that will not or can not be delivered on time as committed to on the Functionality Roadmap.

"Planning Roadmap" shall mean the document that summarizes the ideas for features and functions that may someday be implemented on the Novation Marketplace. The ideas on the Planning Roadmap are non-binding on the parties.

"Post Production Functionality Roadmap Change(s)" shall mean any programmatic change made to an existing functional deliverable that is already implemented and available for Member Users on the Novation Marketplace.

"Technical Management Team" This team consists of designated representatives from Neoforma, Novation, VHA, and UHC. It meets periodically and is the primary decision making body for (i) all Planning Roadmap related decisions, (ii) final Functionality Roadmap prioritization, (iii) escalated issue resolution decisions for the collaborative development process, and (iv) other activities where technology is used for the Novation Marketplace.



Capitalized terms that are not otherwise defined in this Collaborative Development Process will have the meanings ascribed thereto in the Agreement.

Introduction

Upon the timely receipt of content, instruction and specifications from the appropriate parties, Neoforma will provide the Tools and API's and create the technology infrastructure for the Novation Marketplace. These activities are collectively referred to as the "Services".

Neoforma and Novation agree that this Collaborative Development Process represents their understanding of the scope of the Services including the collaborative development and change control processes, as of the Effective Date. Neoforma and Novation also agree that the Services to be provided hereunder will evolve and be modified and enhanced over time to keep pace with technological advancements, user requirements, and improvements and changes in the e-commerce marketplace. Neoforma and Novation will work collaboratively on all phases of Novation Marketplace development including, without limitation, general design, establishing functional specifications, system testing, acceptance testing, and beta testing. Novation will have the final approval at each phase of system development, and Novation must approve the Novation Marketplace prior to going live, no such approvals to be unreasonably withheld or delayed. Neoforma and Novation hereby initially designate * and * as their respective representatives with authority to make such approvals and other decisions as are anticipated herein, unless such decision-making authority is expressly granted to another person or entity either herein or by Neoforma or Novation in writing.

Neoforma and Novation shall meet at least quarterly to examine the (i) state of technology, (ii) Neoforma's role as a leading provider of e-commerce services to the healthcare industry, (iii) User (including Member) needs and concerns and
(iv) other relevant factors. Based on such examination, Neoforma and Novation will agree on a statement of work for Services to be performed by Neoforma.

Neoforma and Novation agree that the description of Services set forth herein is not complete and that such parties are required to prepare a more detailed and complete description as provided for in the "Relationship Management" section of this Collaborative Development Process.

The Functions and Responsibilities section included in this document is a guide to the minimal levels of Functionality that are to be included in the Novation Marketplace. The Outsourcing Agreement and the text of this Collaborative Development Process shall be construed consistently, but in the event of any conflict, the terms of the Outsourcing Agreement shall supercede any inconsistent terms of this Collaborative Development Process.

The Functionality Roadmap shall be the tracking report that (i) documents features and functions that have been proposed for future development, (ii) tracks the features and functions that have been approved for development and that are being developed for

_______________________
 * Confidential Treatment Requested
implementation on the Novation Marketplace (as further described in the applicable statement of work).

At the end of each development cycle, the completed functional deliverables will be documented on the next version of the Functionality Roadmap and then tracked thereafter by the Novation Marketplace Deliverable Tracking Report. The deliverable tracking report will be maintained as an accurate record of all delivered and existing Novation Marketplace functionality. It will also be the record of functionality that is sun-setted over time due to evolving Member User requirements. The Novation Marketplace Deliverable Tracking Report will be maintained by Novation, and Neoforma will have visibility to and approval rights over this report.

Neoforma acknowledges that proper operations of the Novation Marketplace are critical to the business operations of Novation.

Relationship Management

Account Managers; Steering Committee

Neoforma and Novation shall designate account managers (each, an "Account Manager"). The Account Managers shall have overall responsibility for day-to-day management and administration of the Services provided under this Collaborative Development Process.

Neoforma and Novation shall establish a steering committee (the "Steering Committee") to monitor issues arising with respect to the Services and the performance by Neoforma and Novation of their obligations hereunder. Through the Steering Committee, Novation will have the opportunity to provide input regarding the direction of implementation of new technology for the Novation Marketplace and in connection with the Collaborative Development Process (as defined below). The Steering Committee shall monitor overall Services performance and review expanded Services and project requests. Neoforma and Novation shall mutually determine the number of representatives they will assign to the Steering Committee. Each of Neoforma and Novation may replace its members of the Steering Committee after providing the other party with reasonable advance written notice and after consultation with the other party. Each party shall use reasonable efforts to minimize the turnover of individuals serving on the Steering Committee. The Steering Committee shall meet as set forth below, and each party's representatives on the Steering Committee shall have the responsibility to notify that party's senior management of material issues considered, and material actions taken, by the Steering Committee.

Reports and Meetings

Neoforma shall provide to Novation, commencing with the month after execution of the Outsourcing Agreement, a comprehensive monthly performance report delivered to Novation within five business days after the end of each month, in a form mutually established by Neoforma and Novation, describing Neoforma's performance of the

Services in the preceding month. Such report may be subdivided into separate monthly reports as mutually agreed by Neoforma and Novation.

As soon as practicable after the execution of the Outsourcing Agreement, Neoforma and Novation shall determine an appropriate set of meetings to be held between representatives of Novation and Neoforma. Neoforma shall prepare and circulate an agenda sufficiently in advance to give participants an opportunity to prepare for each meeting and shall incorporate into such agenda items that Novation desires to discuss. At Novation's request, Neoforma shall prepare and circulate minutes promptly after a meeting. At a minimum, such meetings shall include the following:

     (i) a monthly meeting among operational personnel representing Novation and Neoforma to discuss daily performance and planned or anticipated activities and changes that might adversely affect performance;

     (ii) a quarterly management meeting of the Steering Committee to review the monthly performance reports for the quarter, review Neoforma's overall performance of the Services, review progress on the resolution of issues, provide a strategic outlook for Novation Marketplace requirements, and discuss such other matters as appropriate; and

     (iii) an annual senior management meeting to review relevant performance issues.

Establishment of a Program Management Office

     Neoforma will maintain a Program Management Office (the "Program Management Office" or "PMO"), which shall have representatives from Neoforma and a designated representative from Novation. The Program Management Office will be responsible for overseeing the day-to-day management of the tasks being completed during the collaborative development process (as described below). In addition, the Program Management Office will determine the appropriate parties to make decisions regarding the collaborative development process, and to coordinate timely responses. Additionally, the Program Management Office will coordinate the maintenance of all documents related to the collaborative development process for all Novation Marketplace functional deliverables, including technical specifications.

With respect to this Collaborative Development Process, the PMO will

     . Provide status as to the development activity for all functional deliverables on the Functionality Roadmap
     . Be the central collection point for the status of all projects and their components
     . Keep up to date and manage the information in a project plan status system that is available for a limited number of Novation managers to query and view.
     .    Summarize status, analyze and report all variances from the plan.
     . Facilitate program development teams to determine critical path impacts, identify and analyze trends, and maintain an issues and error log, report these issues as appropriate to management.
     . Facilitate all needed corrective action plans (e.g., plan adjustment, critical path re-configuration, issue log update, etc.)
     .    Report program status to program and senior management teams
     .    Manage change management and document control processes

Collaborative Development Process.

Overview

The collaborative development process defines how the Technical Staffs at Neoforma and Novation will work together in building Novation Marketplace functionality. It defines four key interaction areas. They are:

   . Visioning. Novation owns this activity for Novation Marketplace. Novation will work collaboratively with Neoforma to develop the direction (the Vision) that Neoforma needs to take in building Novation Marketplace functionality. This process will be completed when Novation delivers a document to Neoforma that clearly communicates this direction. This document is to include: i) directional statements (the Vision); ii) business justification for the directional statements; iii) a clear definition of the problems being solved for the stakeholders; iv) use cases and user acceptance criteria for how the resulting system enhancements would fit into the day to day processes of the stakeholders;
       v) adoption plans and goals, vi) other information as needed to support the proposed Vision.

       Additionally, Neoforma and Novation are responsible for continually sharing and communicating marketing research, customer/supplier input, plans for other Neoforma Marketplaces, etc. to each other. This permits Novation to include these elements into Novation's Vision statements. It is also acknowledged that Neoforma will have plans for other marketplaces that it can not share with Novation.

   . Planning. Neoforma owns this activity. During this process, Neoforma takes Novation's Vision documents and determines the functional deliverables needed to support Novation's Vision. These deliverables are then added to the Planning Roadmap (usually over multiple releases), and the Planning Roadmap is reviewed by the joint Technical Management team. Then, as approved by the Technical Management Team, Neoforma creates and delivers to Novation detailed and fully specified functional deliverable requirements documents and/or build plans (including, for example: screen wire frames, resource allocations, costs, timings, etc.) for the functional deliverables within one or more release. Each detailed functional deliverable document is reviewed and approved by Novation. The Functionality Roadmap is then updated and taken to the Technical Management Team for their final approval. Upon approval, the Functionality Roadmap Completion Dates are set on the Functionality Roadmap.

       It is understood that Neoforma is building a Marketplace of which Novation Marketplace is a significant part. In the Planning Phase Neoforma will include and take into consideration requirements developed from sources outside of the Novation Visioning process. Any issues pertaining to functionality priority, scope, and timing that cannot be resolved at the team level, will be resolved by the Technical Team. Should Neoforma and Novation not be able to agree on the deliverables, Novation has final approval over the Functionality Roadmap.

   .   Building and Testing. Neoforma and Novation jointly own this activity.
          . Neoforma. Based upon Novation's approval of the Novation Marketplace Functionality Roadmap, Neoforma builds the Novation Marketplace functional deliverables as detailed in the functional deliverable requirements build plans that were created during the above Planning process. Neoforma then tests each functional deliverable based on its own quality assurance processes.

          . Novation. Novation does the final user acceptance testing for all functional deliverables. The testing is completed based on jointly developed and approved user acceptance criteria and plans. Upon the successful completion of this testing, Novation approves the release of the functional deliverables. Novation has final approval over the release of all functional deliverables.

   . Novation Marketplace Oversight. Management oversight of these processes is provided by 1) the Novation and Neoforma Account Managers, 2) the relationship managers from both organizations, and 3) by the Technical Management Team. Any issues pertaining to functionality priority, scope, and timing that cannot be resolved by parties 1 and 2, will be resolved by the Technical Management Team.

The Collaborative Development Process detailed herein has two parts.

       Part 1: The Collaborative Development Process Principles. These are included below and these principles summarize how the two teams will interact with each other on a daily basis.

       Part 2: Attached as an exhibit to this document, is a drawing labeled "The Collaborative Development Process Map." This is a more detailed overview of team interactions. This drawing may be modified from time to time as the interactions need to change and upon mutual agreement by both parties.

Part 1: Collaborative Development Process Principles

The collaborative development process ("CDP" or the "Collaborative Development Process") is a process involving many interactions between employees at Neoforma and Novation. In summary, these employees work together as they prepare the Novation Marketplace Vision statements, plan and build the functional deliverables, and approve these functional deliverables for release to Member Users.

The complex nature of this process is graphically depicted in a Collaborative Development Process Map.

In addition to the above Collaborative Development Process Overview, the following principles are fundamental to how the two teams will work together throughout the collaborative development process. These principles are not expected to change during the life of this Collaborative Development Process. They will remain in force unless changed in writing by mutual agreement.

   . For the purpose of developing Novation Marketplace direction and vision, Novation is responsible for the aggregation of all member input. Neoforma will work in partnership with Novation's designated employees in providing the input that it collects.
   . Neoforma will coordinate its information gathering processes with Novation when obtaining market research information from Novation's Member Users.
   . Novation is responsible for leading all Novation Marketplace related task forces and councils. Neoforma will participate in and provide support for these activities as needed.
   . Neoforma and Novation will communicate their goals, desires, plans, etc. for the Novation Marketplace to each other. This is done so that this input can be considered during the Visioning Process of the Collaborative Development Process. As appropriate, Novation will include these plans, goals, etc in their Novation Marketplace business requirement documents.
   . Neoforma will not develop and maintain separate vision or directional statements for the Novation Marketplace that have not gone through the Novation Visioning process.
   . The Novation and Neoforma teams will work collaboratively to review Neoforma's written functional requirement documents (e.g. Product Requirements Document - Prods) in ensuring that they align with Novation's Vision, as provided in the Novation Vision documents. Each functional requirement document from Neoforma is to provide detailed descriptions of specific features and functions, including functional descriptions, screen designs/layouts, programmatic logic, data dependencies, and other needed specifications so that Novation has a clear understanding of what is to be built during each development cycle.
   . Neoforma will use Novation's business requirement documents as the basis for creating its functional requirement documents for Novation Marketplace during each Planning process. This closely aligns what Neoforma is building with what members and other stakeholders have requested during the Visioning process as lead by Novation. If new features are being proposed by Neoforma, the feature will be evaluated for inclusion in the Novation Marketplace.
   . Novation must approve each functional requirement document (e.g. Product Requirements Document -PRD) before development work can begin. Exceptions to this will be approved in writing and sent to Neoforma. Novation must approve these documents within a jointly agreed upon timeframe, determined during the planning process.
   . Neoforma will maintain and make available, detailed project plans for all Novation Marketplace functional deliverables. Each plan will include resources, tasks, milestones, estimated costs, and other information that will help Novation keep informed about where each functional deliverable is as it is being built or enhanced. Novation's PMO representative and a limited number of designated managers at Novation will have day to day visibility into the status of all planned, in process, and completed functional deliverables.

Part 2: The Collaborative Development Process Map

The Collaborative Development Process Map is attached hereto as Attachment 1.

Novation Marketplace Functionality Roadmap

Neoforma shall maintain the Functionality Roadmap, and through which Novation and Neoforma will monitor the status of production and implementation of all Functionality Roadmaps.

Establishment of Functionality Roadmap Completion Dates

During the Planning phase of the Collaborative Development Process, Neoforma and Novation shall agree to production schedules, including completion dates (each a "Functionality Roadmap Completion Date"), for all Functionality Roadmaps.

Document Control

The parties shall create a central repository of documents relating to the Collaborative Development Process, including, without limitation; requirement documents, technical specifications, data models, project plans, and test plans. The repository shall be managed by the Program Management Office (PMO). These documents will be kept current by the PMO.

Change Management at Neoforma and Novation

Neoforma

Neoforma shall perform certain change management functions to rigorously control and manage changes in any and all aspects of the Novation Marketplace. Changes can happen during the building of Functionality Roadmaps, or after a Functionality Roadmap is moved to Production.

Changes during the Collaborative Development Process

At a minimum, Neoforma's Change Management Process is to include the following principles as they relate to the Novation Marketplace.

   . A Change Control Process will be jointly developed and approved by both parties.
   . Neoforma will vigorously enforce and maintain the approved change control process for all Functionality Roadmap Changes.
   . Changes in Neoforma's Change Control Process must be communicated to and approved by Novation.
   . Once a functional deliverable document is approved by Novation during the Planning Phase of the Collaborative Development Process, Neoforma will vigorously enforce strict change control processes and notify Novation of all material changes to any functional deliverable within 24 hours of deciding that a functional deliverable change is needed. Upon receipt of this change notification, the Novation responsible person for the functional deliverable(s) will work collaboratively with the appropriate Neoforma Product Manager to understand why a Functionality Roadmap Change is needed.
   . All material changes to any Functionality Roadmap must be approved by Novation. A material change is one that: 1) changes the user experience as specified in the functional requirements document that was approved by Novation, 2) adds or deletes agreed upon features and/or functionality from what was specified in the functional requirements document that was approved by Novation, 3) affects business processes for any Novation Marketplace stakeholder.
   . Until receiving Novation's approval for any given Functionality Roadmap Change, which will not be unreasonably withheld, Neoforma may not redeploy resources or invoke other plans to change any functional deliverable already implemented on the Novation Marketplace. Both parties will mutually agree upon how quickly each approval must be considered and when an answer must be provided to Neoforma. This time limit will be based upon the nature and time sensitivity of each change decision.
   . Novation, or Neoforma on Novation's behalf, may initiate a Functionality Roadmap Change. This will occur if Novation fails to deliver on one (or more) of its assigned tasks on a Neoforma project plan. If this occurs, Novation acknowledges that this may cause Neoforma to miss a Functionality Roadmap on the Functionality Roadmap, and that Neoforma will be considered to have met its commitments under the then current Functionality Roadmap.
   . Neoforma's PMO will maintain a change control tracking system. Quarterly reports will be provided to Novation detailing all changes on a quarterly basis.

Changes Once a Functionality Roadmap is implemented on the Novation Marketplace

   . A Change Control Process will be jointly developed and approved by both parties.
   . Neoforma will vigorously enforce and maintain the approved change control process for all Post Production Functionality Roadmap Changes.
   . Changes in Neoforma's Post Production Change Control Process must be communicated to and approved by Novation's management team.
   . Once implemented on the Novation Marketplace, Neoforma will vigorously enforce strict change control processes and notify Novation of all Post Production Functionality Roadmap Changes within 24 hours of deciding that a change is needed. This notification will come from Neoforma to the appropriate Novation employee responsible for that functional deliverable(s), and to Novation's PMO representative. Upon receipt of this change notification, the Novation responsible person for the functional deliverable(s) will work collaboratively with the appropriate Neoforma Product Manager to understand why a Functionality Roadmap Change is needed.
   . All material changes to any Post Production Functionality Roadmap(s) must be approved by Novation. A material change is one that: 1) changes the user experience as specified in the functional requirements document that was approved by Novation, 2) adds or deletes agreed upon features and/or functionality from what was specified in the functional requirements document that was approved by Novation, 3) affects business processes for any Novation Marketplace stakeholder.
   . Until receiving Novation's approval for any given Post Production Functionality Roadmap Change, which will not be unreasonably withheld, Neoforma may not redeploy resources or invoke other plans to change any functional deliverable already implemented on the Novation Marketplace. Both parties will mutually agree upon how quickly each approval must be considered and when an answer must be provided to Neoforma. This time limit will be based upon the nature and time sensitivity of each change decision.
   . Novation's approval for a Post Production Functionality Roadmap Change must be in writing.

Novation

Novation shall perform certain change management functions to rigorously control and manage changes in any and all aspects of the information that it provides to, or receives from Neoforma.

   . A Change Control Process will be jointly developed and approved by both parties.
   . Novation will vigorously enforce and maintain the approved change control process for data that it sends to, or receives from Neoforma.
   . Changes in Novation's Change Control Process must be communicated to and approved by Neoforma.
   . Once implemented on the Novation Marketplace, Novation will vigorously enforce strict change control processes and notify Neoforma of all needed changes within 24 hours of deciding that a change is needed. This notification will come from Novation to Neoforma, and if known to the Neoforma employee responsible for effected functional deliverable(s). Upon receipt of this change notification, the Neoforma responsible person will work collaboratively with the appropriate Novation employee to understand why a change is needed.
   . Until receiving Neoforma's approval for a Functionality Roadmap Change or a Post Production Functionality Roadmap Change, Novation may not redeploy resources or invoke other plans to change any functional deliverable unless absolutely necessary in keeping the Novation Marketplace operational.
   . Neoforma's approval for a Post Production Functionality Roadmap or Functionality Roadmap Change must be in writing.

Roadmap Process.

Novation and Neoforma will use the CDP as a standard for planning all functional deliverables for the Novation Marketplace. All desired functionality will be maintained in a Planning Roadmap, and Neoforma and Novation's agreed upon and committed functionality will be tracked in the Functionality Roadmap.

The Planning Roadmap includes ideas and desired functionality for a rolling 12 month period (in quarterly increments), and the Functionality Roadmap will cover committed development activities for a rolling 6 month period (in quarterly increments).

Features and functions that are on the Planning Roadmap are simply proposed directional statements, but items on the Functionality Roadmap must be sized, scoped, resource planned, and have articulated plans for implementation before they are added to the Functionality Roadmap.

An item on the Functionality Roadmap is considered to have been delivered by Neoforma if the Functionality Roadmap Completion Date is met. This date will always be considered to be the last day of the calendar month for the quarter as specified on the Functionality Roadmap.

The joint Novation Marketplace technical management team reviews and approves the Planning and Functionality Roadmaps. Additionally, this team assures that the Collaborative Development Process is followed and they resolve issues should there be competing priorities for all Novation Marketplace functional deliverables.

Functions and Responsibilities

This section is a guide to the minimal level of Functionality that is to be included in the Novation Marketplace.

If noted by the letters "CDP" after the listed functionality, it means that it will be planned, defined and developed in accordance with the CDP but is not a required functionality unless mutually agreed to by Novation and Neoforma. All other functions and responsibilities are managed outside of the CDP.

*


Data Communications

..    Novation will provide to Neoforma from time to time, as agreed by Neoforma and Novation, information regarding membership organizations, Members, contract suppliers, contract product, pricing, and content. Additionally, Neoforma and Novation will develop a process for defining and transporting data from Novation and HealthVision systems to Neoforma. For all such communications, Neoforma and Novation will agree upon the specific data elements that are required, the format of the data, and the methodology for the communication. Neoforma and Novation also will agree to the frequency of full data refreshes in order to better facilitate the synchronization of information between Neoforma and Novation.

..    Novation shall establish change management functions to rigorously control and manage changes in any and all data stored in the system of record. Within 30 days after the date of the Outsourcing Agreement, Novation will develop with Neoforma a data Novation Marketplace management process, which shall include:

              (i)     Definition of data Novation Marketplace requirements.

              (ii)    Format of the data to be communicated.

              (iii) Methodology by which data will be communicated between to Neoforma, Novation, HealthVision, and other applicable related companies.

__________________________

  * Confidential treatment requested

Implementation Reporting and Processes

Neoforma and Novation shall develop and mutually agree to an implementation process (the "Implementation Process") for each type of implementation (i.e., a different Implementation Process may be required for each of distributors, manufacturers, Members, and other Users). Additionally, Neoforma and Novation will work with representatives from manufacturers, distributors, Members and Other Users in an effort to continuously improve their respective Implementation Processes.

Neoforma is responsible for the following communications to Novation as it implements manufacturers, distributors, Members, and Other Users on the Novation Marketplace.

..   The service delivery group will provide a weekly report that summarizes all implementation activity.

..   Neoforma will maintain an accurate Implementation Process for each type of implementation (e.g., for distributors, manufacturers, Members, and other Users).

..   Neoforma will prepare individualized Implementation Process documents for each distributor, manufacturer, Member, and User implementation.

..   Neoforma will provide electronic copies of the individualized Implementation
    Process plans prior to the start of each implementation and Novation will be updated as changes occur in the individualized plans.

..   Neoforma will inform Novation of all changes to the overall Implementation
    Process. At least annually, or more frequently if appropriate, there will be joint meetings to fully review the Implementation Process.

..   Neoforma and Novation will provide a monthly implementation "report card"
    that can be shared with internal management and other parties, as appropriate. The contents of this report card will be jointly developed by Neoforma and Novation.

All such communications shall be provided to Novation at times and in a manner mutually agreed to by Neoforma and Novation.

Technical and Software Issues

System Documentation

On a quarterly basis Neoforma will provide Novation with updated versions of then-current system design specifications documentation so that Novation remains appraised of all current features and functions of the system.

Source Code Escrow Agreement

Promptly after execution of the Source Code Escrow Agreement, Neoforma shall deliver to the Escrow Agent specified therein both printed and electronic copies of all source code (along with complete copies of all application design specifications, user manuals, etc.) for any and all applications (i) developed by Neoforma or (ii) developed by third-parties but in as to which Neoforma has the right to access the source code, in each case, used by any member of VHA, UHC or HPPI in connection with the Novation Marketplace. Neoforma will, on a quarterly basis, update such copies of source code as changes to such Novation Marketplace technology are made. All fees and expenses charged by the Escrow Agent will be borne by Novation.

From time to time, Novation may, at its option and expense, request that the completeness and accuracy of the source code be verified. Such verification shall be performed in accordance with the terms of the Source Code Escrow Agreement.

The source code will be released from escrow to Novation upon the occurrence of one or more specified "release events," to be more fully described in the Source Code Escrow Agreement which, at a minimum, shall include (i) the delivery by Novation of any notice of termination under Sections 9.3 and 9.4 of the Outsourcing Agreement and (ii) the material breach by Neoforma of its service obligations under Section 9.9 of the Outsourcing Agreement after the delivery by Novation of any notice of termination under Sections 9.5 and 9.6 of the Outsourcing Agreement.

Software Support

Neoforma is administratively and financially responsible for obtaining and maintaining support for all software, hardware, database and other technical components of the Novation Marketplace. Neoforma and Novation will meet from time to time to discuss support requirements that materially impact upon the Services, and Neoforma will provide 90 days notice to Members if a current version of a technical component is to be eliminated or replaced (if such a change may have a material impact upon the Services).

Software Standards

Novation and Neoforma will from time to time meet to discuss all software standards used in the development and support of the Novation Marketplace.

Systems Maintenance; Outages; Disaster Recovery

Scheduled System Maintenance Windows

Neoforma will schedule systems maintenance activities only within the following maintenance windows:

      --------------------------------------------------------------------------
      Outage Period                           Outage Window
      --------------------------------------------------------------------------
      Friday Evening (Primary Window)         8PM to 2 AM Saturday morning (PST)
      --------------------------------------------------------------------------
      Saturday Evening (Secondary Window)     8PM to 2 AM Sunday morning (PST)
      --------------------------------------------------------------------------
      Sunday Evening (Tertiary Window)        6PM to 12AM Monday morning (PST)
      --------------------------------------------------------------------------

Whenever possible, maintenance will be scheduled within the Primary Window. Alternate times outside of these windows must be negotiated with Novation at least 48 hours in advance, and used only if critically important to the continued operation of the Novation Marketplace.

Notification of System Maintenance

Neoforma is to provide Novation with at least 2 business days of advance notice of all scheduled system outages.

Notification of Unscheduled Outages

If for any reason the Novation Marketplace becomes inoperative, or a critical systems component of the Novation Marketplace is inoperative, outside of a scheduled system maintenance period, Neoforma will notify Novation within 30 minutes after Neoforma discovers that the outage has occurred. Neoforma will notify Novation within 30 minutes after systems restoration that such restoration has occurred. Within one business day of systems restoration, Neoforma is to notify Novation as to (i) the probable cause of the outage, (ii) the number of Members and Member-Users that were affected and (ii) the number of transactions either queued or rejected during the outage.

Using input from Novation, Suppliers, Members, and other Users, Neoforma will develop and update from time to time as needed the notification procedures that will be used to inform affected parties about significant service interruptions and/or system outages, should they occur. These notification procedures will be documented in a process and procedures section of the Neoforma disaster recovery plan

Neoforma will review the notification processes and procedures in its disaster recover plan with manufacturers, distributors, and member users during the Implementation Process. Should a manufacturer, distributor, Member, or other User request certain notification processes, Neoforma will use its best efforts to honor such requests.

Order Queuing During Systems Maintenance or Outage

Neoforma is to execute its best efforts to queue all orders and other inbound and outbound transactions in a safe holding area during all scheduled maintenance and unscheduled systems outage periods. All queued transactions are to be immediately processed as soon as safe to do so upon systems restoration.

Hot Site Backup Synchronization with the Primary Site

The hot site will be updated as needed to support functionality and services that are added to the Novation Marketplace.

   1. Novation agrees that Neoforma may accumulate its Hot Site upgrades over a calander quarter, and implement all of the enhancements at the end of each quarter.
   2. Web Applications. Neoforma and Novation will identify the web based applications that must be supported by the Hot Site. This will be done as a standard part of the Collaborative Development Process. If required, updates will be made to the applications that operate at the Hot Site based upon the requirements detailed in the functional requirement vision and/or planning documents created during the Collaborative Development Process.
   3. Hot site support for NeoConnect, the data warehouse, and other infrastructure components will be discussed quarterly.

A joint Neoforma and Novation team will be established to review all of the upgrades needed for the Hot Site. This team will meet quarterly. This team will discuss and mutually agree upon the services being supported by the hot site backup facility, and the level of application synchronization between the primary and hot backup sites.

Backup, Disaster Recovery and Storage

Neoforma shall provide backup, disaster recovery and storage capabilities so as to maximize availability of the Services during an event that would otherwise affect the delivery of the Services.

Neoforma will maintain a "hot site" disaster recovery site which is able to support the processing and communication of EDI and/or XML transactions between the Users and their Suppliers (a "hot site" being defined as a fully equipped computer center which provides one or more computer models and the necessary peripheral equipment to replicate the data processing from the primary computer site, including backup power supplies, redundant environmental conditioning, communications lines, fire protection and warning devices, intrusion-detection devices, physical security, and adequate office space for personnel to conduct normal Novation Marketplace operations). Should a disaster occur at the primary site of the Novation Marketplace, the system should automatically sense the outage and begin processing the EDI and XML transactions at the hot site and continue until service is restored at the primary site. Neoforma will continually keep Novation informed as to the location of the hot site.

Neoforma must use its best efforts to ensure that the automatic failover software and hardware systems work properly between the primary and hot backup sites. At a minimum, failover processes and manual procedures must be tested monthly, unless otherwise approved in writing by Novation, and, should the hot backup system not work properly, immediate action must be taken to resolve any and all problems. Upon request, Neoforma will provide Novation with reasonable documentation of the date of such tests, the results of each such test, and any corrective actions taken in response to errors and any other issues discovered through such tests.

Backup and Disaster Recovery Plan

Neoforma shall adopt and maintain a Novation Marketplace Backup and Disaster Recovery Plan which describes (i) the manner in which Neoforma shall perform backup and disaster recover functions, and (ii) Novation's priorities for backup and disaster recovery and methods for changing those priorities. Novation will continually have access to the plan and may, from time to time, meet with Neoforma to discuss the plan.

Other Disaster Recovery Duties

Neoforma shall also have responsibility to:

       (i) Maintain an uninterruptible power supply (UPS), to both the primary site and "hot site" facilities, with fuel supply and auxiliary generator to ensure continuity in the event of an interruption in ordinary power supply, and perform routine maintenance to ensure reliability.

       (ii) Maintain off site storage of the Novation Marketplace's data, software and disaster-recovery related documentation to support disaster recovery.

       (iii) In the event of a disaster, assume responsibility for operating the hardware and providing the functions in accordance with the disaster recovery plan.

                                  Attachment 1
                      Collaborative Development Process Map


                                        *


__________________________

  * Confidential treatment requested.

                                    EXHIBIT N

                          SERVICE LEVEL SPECIFICATIONS

1.   GENERAL PROVISIONS

     1.1. General

          Neoforma acknowledges and agrees that the critical importance of certain of Novation's business functions (e.g., those tied to Novation's present and future revenue streams and the strategies therefore) require that certain metrics focus on performance measures that are a combination of quantitative and qualitative measures (e.g., a qualitative measure of Neoforma's overall responsiveness in meeting Novation's business needs and schedules). As further described in this Service Level Specifications, Neoforma shall be committed to a process to develop such metrics and to define Neoforma's responsibilities in that regard.

          The Service Levels set forth in this Service Level Specifications are intended to measure Neoforma's performance of the Services. Commencing with the initial provision of the Services, Neoforma shall perform the Services so as to meet or exceed the Type I Service Levels set forth in this Service Level Specifications. Neoforma shall perform the Services so as to meet or exceed the Type II Service Levels as they are established. The detailed definitions of Type I Service Levels are set forth in Article 2. Type II Service Levels shall be established in accordance with the Service Level establishment procedure set forth in
          Section 1.4.

          Neoforma and Novation agree that this Service Level Specifications represents their agreement as to the Service Levels as of the Effective Date. As the Services provided pursuant to the Outsourcing Agreement are changed, modified or enhanced (i) as a result of the development of Implementation Plans for each new release or (ii) from time to time through the provision of additional Services, Neoforma and Novation will review the Service Levels then in effect and will in good faith mutually determine whether such Service Levels should be adjusted and whether additional Service Levels should be implemented.

          Capitalized terms used in this Service Level Specifications shall have the respective meanings set forth herein. Other terms used in this Service Level Specifications are defined in Attachment 1 hereto, the Outsourcing Agreement or the Collaborative Development Process.

     1.2. Reporting

     (a) On or before the six-month anniversary of the Effective Date, Neoforma and Novation shall establish an appropriate set of periodic reports to be delivered by Neoforma to Novation from time to time regarding the provision of the Services by Neoforma. These reports may include information of the following type: a monthly status report that (i) assesses, for each Service Level, the degree to which Neoforma has attained or failed to attain the pertinent Service Level including measurements with respect to the Service Levels, (ii) summarizes the status of problem resolution efforts and other initiatives and (iii) explains deviations from the Service Levels and includes plans, in reasonable detail, for corrective action.

     (b) The monthly status reports shall include a set of hard and soft copy reports to verify Neoforma's performance and compliance with the Service Levels. If feasible, such reports shall also be made available to Novation on-line. The raw data and detailed supporting information shall be deemed Novation Data under the Outsourcing Agreement. Such reports shall be provided on or before the 20/th/ day of the month reflecting Neoforma's performance of the Services during the immediately preceding month.

     1.3. Service Level Types

          (a) Certain Service Levels are established as of the Effective Date (each, a "Type I Service Level"), and are set forth in Article 2 and summarized in Attachment 3. Type I Service Levels shall be reviewed from time to time as described in Section 1.4.

          (b) The remaining Service Levels are undefined as of the Effective Date (each, a "Type II Service Level"). Type II Service Levels shall be subject to the Service Level establishment procedure set forth in
          Section 1.4.

          (c) All Service Levels are subject to continuous improvement described in Section 1.5.

     1.4. Establishment and Review of Service Levels

          (a) This Section 1.4(a) identifies Neoforma's and Novation's obligations with regard to the establishment and review of Service Levels. On or before the two-month anniversary of the Effective Date, Neoforma and Novation shall develop Service Level metrics to be published and maintained by the Program Management Office. The PMO will be responsible for the following with regards to Service Level metrics:

               (i) Defining the overall Service Level program between Neoforma and Novation, including, without limitation, the Service Level Credit payments and other consequences for Neoforma's failure to meet any Service Level (including Type I and Type II Service Levels). The definition of such Service Level Credit payments and other consequences shall include, without limitation, a methodology whereby Neoforma shall provide to Novation a credit, calculated as a percentage (up to * %) of the Monthly Fees. Such methodology shall (A) include a mechanism whereby an accelerator or multiplier factor shall apply to each of the different levels of severity or periods of time associated with Neoforma's failure to meet such Service Level and (B) be designed to increase the amount of the Service Level Credit applicable to Neoforma's failure to meet such Service Level as such level of severity or the time period of Neoforma's nonperformance increases. Any such Service Level Credit methodology shall be subject to the provisions of Section
                     16.3 (including the limitations set forth therein).

               (ii) Reviewing the Type I Service Levels (x) during the preparation of the Implementation Plan for each new release and (y) from time to time during the Term. In connection with such review, the PMO shall examine the (i) Services to be provided , (ii) state of technology, (ii) Neoforma's role as a leading provider of e-commerce services to the healthcare industry, (iii) User (including Member) needs and concerns and (iv) other relevant factors.

               (iii) During the six-month period commencing on the Effective
                     Date and from time to time during the Term, jointly proposing, defining, documenting and implementing Service Level metrics for Type II Service Levels that shall include additional Service Levels. The PMO shall adhere to the provisions of this Service Level Specifications and the establishment and review procedures described in Attachment 2.

          (b) Except as expressly stated otherwise in this Service Level Specifications, the addition, deletion or modification of Service Levels shall be subject to the mutual agreement of Neoforma and Novation.

__________________________

  * Confidential treatment requested.

          (c) Neoforma and Novation agree that if they are unable to agree upon any of the Service Levels that are to be established, such disagreement will be treated as a Disputed Matter subject to the dispute resolution and arbitration provisions set forth in
               Section 18 of the Outsourcing Agreement.

     1.5. Continuous Improvement

          (a) Neoforma and Novation acknowledge that Service Levels will be subject to continuous improvement during the Term, and will be adjusted through the review process described in Section 1.5(b).

          (b) From time to time and no less frequently than annually during the Term, Neoforma and Novation shall jointly review (i) the then-current Service Levels, (ii) the percentage difference between Neoforma's actual performance and the then-current Service Levels and (iii) information indicating industry-wide improvements of delivery of substantially similar services. The Service Levels shall be adjusted based on the review described in the preceding sentence.

     1.6. Failure to Meet Service Levels

          (a)  If Neoforma fails to meet any Service Level, then Neoforma shall
               (i) promptly perform a root-cause analysis to identify the cause of such failure, (ii) provide a report to Novation in accordance with Section 1.2, and (iii) take such action as may be necessary or appropriate to avoid such failure in the future and begin to meet the Service Level as promptly as practicable.

          (b) If Neoforma fails to meet a Service Level, Neoforma shall credit the applicable Service Level Credit to Novation on the monthly invoice immediately following the report of such failure to Novation. In no event shall the total amount of Service Level Credits credited to Novation with respect to failures to meet any Service Levels occurring in a single month exceed, in the aggregate, * of Monthly Fees. If any Service Level Credit remains outstanding upon the expiration or termination of this Outsourcing Agreement and no Service charges remain payable, Neoforma shall pay Novation such remaining amount in cash within 30 days after such expiration or termination.

__________________________

  * Confidential treatment requested.

          (c) Neoforma shall notify Novation in writing if Novation becomes entitled to a Service Level Credit as part of the monthly status report referred to in Section 1.2. Such notice shall specify the performance failure and the amount of the Service Level Credit that Novation is entitled to receive.

    1.7.  Quality Assurance

          Neoforma shall provide and implement such quality assurance procedures as may be necessary or appropriate for the Services to be provided in accordance with the Service Levels. Such procedures will include checkpoint reviews, testing and other procedures that will enable Novation to monitor the quality of Neoforma's performance and upon Novation's request, will be provided to Novation.

    1.8   Measurement and Monitoring Tools

          Neoforma shall utilize such measurement and monitoring tools and procedures as may be necessary or appropriate to measure and report on Neoforma's performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels and shall be subject to audit by Novation in accordance with
          Section 17 of the Outsourcing Agreement. Neoforma shall provide Novation with information and access to such tools and procedures upon Novation's request.

    1.9   Customer Satisfaction

          No later than the 12-month anniversary of the Effective Date and on an annual basis thereafter during the Term, Neoforma shall conduct a satisfaction survey using a mutually agreed upon survey to capture Novation and Member perceptions in respect of the delivery of the Services. Neoforma shall provide the survey and proposed distribution list therefore to Novation for its review and approval. The individuals set forth in Neoforma's proposed distribution list shall be a representative sample of Novation end users of the Services and senior management of Novation. Neoforma shall provide Novation with the results of such survey. Promptly thereafter, the Parties shall jointly review such results and identify any areas of customer dissatisfaction. Neoforma shall prepare a remedial plan and take such action as may be necessary or appropriate to remedy the causes of any recurring or significant customer dissatisfaction. Alliance members may conduct their own surveys and share these with Neoforma. In order to coordinate communications, the alliances will share pending survey language and timing with Neoforma marketing prior to distribution.

2.   DETAILED DEFINITION OF SERVICE LEVELS

     2.1  Systems Up Time

          Neoforma is responsible for maintaining a system service level of at least *%. This means that excluding any scheduled system maintenance activities, the Novation Marketplace will be available for use by all Users at least *% of the time, 365 days a year, 24 hours a day. Systems Up Time shall be measured on a quarterly basis.

     2.2  Transaction Throughput Requirements

          For the purpose of this Service Level Specifications, (i) a "Transaction" is defined as any structured business document (EDI or XML) that is processed by the Novation Marketplace and (ii) "time within Novation Marketplace Operating Environment" is defined as the period of time during which the Novation Marketplace receives a Transaction, processes the Transaction and delivers it to an external organization (such as a Member-User, Supplier or other external entity) for further action. Neoforma is responsible for ensuring that the Novation Marketplace processes the various types of Transactions set forth below within the following time requirements:

                                                            Maximum Time Within
Type of Transaction                                  Novation Marketplace Operating Environment
-----------------------------------------------------------------------------------------------
Purchase Orders from User                            *
Change Purchase Orders                               *
Purchase Order Acknowledgments from Supplier         *
Ship Notices from Supplier                           *
Invoices from Supplier                               *
Price Files from Novation Marketplace to User        *
Price Files from Suppliers to Members                *
All Outbound Fax Transactions (CDP)                  *
All Other Non-Fax Transactions                       *

     2.3  Novation Marketplace User Capacity

          Neoforma will ensure that the Novation Marketplace is capable of supporting a User capacity of (i) * total named Users with independent log-ins by *, with additional capability to scale to * named Users with independent log-ins afterwards if and when needed by Novation, and (ii) * Users accessing the Novation Marketplace simultaneously (with "simultaneously" being defined as within a one second time period). In

_____________________________

 * Confidential treatment requested.

           connection with the development of the Implementation Plan, Neoforma and Novation shall develop a methodology to more accurately measure the Novation Marketplace's User Capacity.

     2.4   Novation Marketplace Content Capacity

           Neoforma will ensure that the Novation Marketplace is capable of supporting (i) *, (ii) * and (iii) *.

     2.5   Total Transaction Capacity

           Neoforma will ensure that the Novation Marketplace is capable of supporting the following number of total Transactions annually by the following dates:

Number of Annual Transactions Supported                       by December 31 of
-------------------------------------------------------------------------------

     *

     2.6   Peak Time Transactions Capacity

           Neoforma will ensure that the Novation Marketplace is capable of supporting the following number of "Peak Time Transactions" (defined as Transactions which utilize the Novation Marketplace in a high-traffic period measuring five minutes) by the following dates:

Number of Peak Time Transactions Supported                    by December 31 of
-------------------------------------------------------------------------------

     *

     2.7   Network Connection Speed

           Neoforma will ensure that the Novation Marketplace will provide (i) network connections at speeds of * or greater and (ii) backup internet connections at speeds of * or greater. Additionally, these data communication speeds will be reviewed, and the system will be upgraded to higher speeds as data communication technologies with desired specifications become cost effective.

_____________________________

 * Confidential treatment requested.

     2.8   Development/Test/Production Environments

           Parties agree to develop a process that provides for versioning and revision control in the production environment. Parties also agree that a testing environment will be accessible to Novation across the Internet for the purpose of pre-production approvals.

                                  Attachment 1

                                   Definitions

"Monthly Fees" means the total of all Contract Transaction Fees and Non-Contract
     Transaction Fees collected by Neoforma during any calendar month.

"Service Level Credit" means the amount to be credited to Novation upon any failure to meet a particular Service Level, which, in the aggregate, shall be equal * of the Monthly Fees for the month in which Neoforma failed to meet such Service Level.


_____________________________

 * Confidential treatment requested.

                                  Attachment 2

                       Service Level Establishment Process

Set forth below is the process by which Neoforma and Novation will develop Type II Service Levels during the Term.

1.   Establishment of Type II Service Levels

     1.1 Identification. The PMO shall meet regularly to carry out Neoforma's and Novation's responsibilities described in this Service Level Specifications. Within the applicable timeframes, the PMO shall deliver a report to Neoforma and Novation that contains (i) a detailed description of the proposed Type II Service Level and how it will be measured, (ii) the purpose of the proposed Service Level, and (iii) a recommendation of an appropriate measurement period to measure such Service Level. None of the foregoing items may contravene the provisions of this Service Level Specifications.

     1.2 Measurement. Within 30 days after mutual agreement of Neoforma and Novation to proceed to measure any of such proposed Service Levels, Neoforma shall commence the applicable measurement period relating to each proposed Service Level.

     1.3 Implementation. Upon completion of the applicable measurement period, Neoforma and Novation will meet to consider the reports provided, the materials prepared by the PMO and the data collection results presented by Neoforma or Novation. Within 30 days of such first consideration, Neoforma and Novation shall implement such proposed Service Level. Neoforma shall begin reporting on such Service Level during the next succeeding measurement window.

                                  Attachment 3

                          Type I Service Levels Summary

-------------------------------------------------------------------------------------------------------------------------
                                                                                         BASE LEVEL SERVICE
               MEASUREMENT                           DEFINITION                                TARGET
-------------------------------------------------------------------------------------------------------------------------
Systems Up Time                           Percent of time Novation              *%
                                          Marketplace is available to all       (24 hours a day, 365 days a year)
                                          Users, excluding scheduled
                                          maintenance
-------------------------------------------------------------------------------------------------------------------------
Novation Marketplace User Capacity        Total number of named Users with      * (with capability to scale up to *
                                          independent log-ins which the         afterwards if and when needed by
                                          Novation Marketplace can              Novation)
                                          support

-------------------------------------------------------------------------------------------------------------------------
Simultaneous User Capacity                Number of Users accessing the         *
                                          Novation Marketplace
                                          simultaneously which the
                                          Novation Marketplace can support

-------------------------------------------------------------------------------------------------------------------------
Content Capacity                          Amount of data which the              *
                                          Novation Marketplace can support


-------------------------------------------------------------------------------------------------------------------------
Total Transaction Capacity                Number of Transactions which the      *
                                          Novation Marketplace can support
                                          annually
-------------------------------------------------------------------------------------------------------------------------
Peak Time Transactions Capacity           Number of Transactions which the      *
                                          Novation Marketplace can support
                                          in a high-traffic period measuring
                                          5 minutes

-------------------------------------------------------------------------------------------------------------------------
Transaction Throughput Requirements       Maximum time within the Novation      PO's from User    *
                                          Marketplace for various types of      Change PO's       *
                                          Transactions                          PO Acknow.                  *
                                                                                Ship Notices from Supp.     *
                                                                                Invoices from Supplier      *
                                                                                Price Files, Ex. to User       *
                                                                                Price Files, Supplier to User  *
                                                                                Outbound Fax Trans.            *
                                                                                Other Non-Fax Trans.           *

-------------------------------------------------------------------------------------------------------------------------
Network Connection Speed                  Novation Marketplace connection       * for network connections;
                                          speed minimum requirements            * for backup internet connections
-------------------------------------------------------------------------------------------------------------------------

_____________________________

 * Confidential treatment requested.